Exhibit 4.32

EXECUTION COPY

US$50,000,000 FACILITY AGREEMENT

DATED 8 JANUARY 2013

VEDANTA ALUMINIUM LIMITED

as Original Borrower

STERLITE INDUSTRIES INDIA LTD.

as Guarantor

AXIS BANK LIMITED, HONG KONG BRANCH

as Arranger

AXIS BANK LIMITED, HONG KONG BRANCH

as Original Lender

AXIS BANK LIMITED, HONG KONG BRANCH

as Agent

AXIS BANK LIMITED

as Security Trustee

THIS AGREEMENT is dated 8 January 2013 and made between:

(1)	VEDANTA ALUMINIUM LIMITED, a company incorporated in India under the Companies Act, 1956 (1 of 1956), with its registered office at SIPCOT Industrial Complex, Madurai Bypass Road, T.V. Puram P.O., Tuticorin 2013 628 002, Tamil Nadu with corporate identification number U31300TN2001PLC069645 (the “Original Borrower”);

(2)	STERLITE INDUSTRIES INDIA LTD., a company incorporated under the laws of India whose registered office is at SIPCOT Industrial Complex, Madurai Bypass Road, T.V. Puram P.O., Tuticorin – 628002, Tamil Nadu, India (the “Guarantor”);

(3)	AXIS BANK LIMITED, HONG KONG BRANCH as mandated lead arranger (the “Arranger”);

(4)	AXIS BANK LIMITED, HONG KONG BRANCH, as original lender (the “Original Lender”);

(5)	AXIS BANK LIMITED, HONG KONG BRANCH as agent of the Finance Parties (in such capacity, the “Agent”); and

(6)	AXIS BANK LIMITED, a company incorporated under the Companies Act, 1956 and a banking company within the meaning of Section 5(c) of the Banking (Regulation) Act, 1949 and having its registered office at Trishul, Third Floor, Opp. Samartheswar Temple, Law Garden, Ellisbridge, Ahmedabad 380 006, Gujarat, India and having its Central Office at Axis House, Wadia International Centre, P. B. Marg, Worli, Mumbai- 400025, in the State of Maharashtra, India as security trustee for the Finance Parties (in such capacity, the “Security Trustee”).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, order, lodgement or registration, and, if the same is conditional, the compliance with all the conditions stipulated therein; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action;

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 30 days after the date of this Agreement.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the aggregate amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the aggregate amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date;

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment;

“Borrower” means the Original Borrower or an Additional Borrower unless the Original Borrower has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors), and a reference to “the Borrower” shall, unless a contrary indication appears, be construed to be a reference to each Borrower.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received pursuant to the terms of this Agreement for the period from the date of receipt of all or any part of the principal amount of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount of that Loan or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount of interest which that Lender would be able to obtain by placing an amount equal to the principal amount of that Loan or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong and Mumbai;

“Cairn India” means Cairn India Limited, a company registered under the laws of India with its registered office at 101 West View, Veer Savarkar Marg, Prabhadevi, Mumbai – 400025, India.

“Charged Assets” means all and any assets which are, or are expressed to be, the subject of the Transaction Security from time to time;

“Commitment” means:

(a)	in relation to the Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate);

“Control” means, in relation to an entity, the power to direct the management and policy decisions of that entity and/or to appoint the majority of directors on the board of that entity, whether through the ownership of voting share capital, by contract or any other means whatsoever;

“Corporate Guarantee” means the corporate guarantee and indemnity under Clause 17 (Corporate Guarantee and Indemnity).

“Deed of Hypothecation” means the Original Borrower Deed of Hypothecation or the New Borrower Deed of Hypothecation.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of any grace period, the giving of notice, the passage of time, the making of any determination under the Finance Documents or the satisfaction of any applicable condition (or any combination of any of the foregoing)) be an Event of Default;

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems- related nature) to the treasury or payments operations of a Party preventing that or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“ECB” means the external commercial borrowings made by an eligible borrower resident in India from a non-resident recognised lender in accordance with the ECB Guidelines;

“ECB Guidelines” mean the Master Circular on External Commercial Borrowing and Trade Credits dated 2 July 2012 issued by RBI read together with Section 6(3)(d) of the Foreign Exchange Management Act, 1999 and regulation 6 of Notification No. FEMA 3/2000-RB dated 3 May 2000, as amended, modified or replaced from time to time;

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within buildings and air within other natural or man-made structures above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including surface and sub-surface soil and land under water);

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law;

“Environmental Law” means any applicable law (including common law) or regulation, statute, rule, ordinance, code, guideline or policy having the force of law in any jurisdiction in which the Borrower conducts business and any applicable judicial or administrative interpretation thereof, including any judicial or administrative order, decree or judgment which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance (including any waste) which (alone or in combination with any other) is capable of causing harm to the Environment;

“Environmental Permits” means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower;

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default);

“Existing Borrowing” means the existing external commercial borrowings of JPY 3,960,000,000 extended to the Original Borrower by Welter Trading Limited for capital expenditure purposes.

“Existing Credit Rating” means, in relation to the Facility, the credit rating prevailing immediately prior to a Reconstruction Event.

“External Rating Agency” means CRISIL, ICRA Limited, Credit Analysis & Research Ltd (CARE), Fitch Ratings, or any other rating agency as may be approved by the Agent (in consultation with the Borrower);

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility);

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

“Fee Letter” means any letter or letters referred to in Clause 11 (Fees);

“Final Repayment Date” means 24 July 2015;

“Finance Document” means this Agreement, any Accession Letter, any Fee Letter, the Offer Letter, any Resignation Letter, any Utilisation Request, any Transfer Certificate, any Security Document, any Indian security or other document relating to any transfer of security in connection with the Sesa Sterlite Merger, and any other document designated as such by the Agent and the Borrower;

“Finance Party” means the Arranger, the Agent, the Security Trustee or any of the Lenders and “Finance Parties” means all of them;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed;

(b)	any amount raised under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;

“GAAP” means, in relation to any corporation, generally accepted accounting principles in the jurisdiction of its incorporation;

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including any stock exchange or any self-regulatory organisation established under any law or regulation);

“Guarantor Group” means the Guarantor and each of its Subsidiaries;

“Hindustan Zinc” means Hindustan Zinc Ltd, a company incorporated under the laws of India whose registered office is at Yashad Bhawan, Udaipur – 313004, Rajasthan, India.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature;

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest);

“JPY” means the lawful currency for the time being of Japan.

“Legal Reservations” means such reservations, assumptions or qualifications as to matters of law of general application limiting the obligations of the Obligors as have been made in legal opinions addressed and delivered to the Finance Parties pursuant to any Finance Document;

“Lender” means:

(a)	the Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement;

“LIBOR” means, in relation to any Loan or Unpaid Sum:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for US Dollars LIBOR for the Interest Period of that Loan or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11:00 a.m. (London time) on the Quotation Day for the offering of deposits in US Dollars LIBOR for an amount comparable to that Loan or Unpaid Sum and for a period comparable to the relevant Interest Period, and if any such rate is below zero, LIBOR shall be deemed to be zero;

“Loan” means, as the context requires, a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan;

“Majority Lenders” means:

(a)	if there is any Loan then outstanding, a Lender or Lenders whose participations in the Loan(s) then outstanding aggregate more than sixty six and two thirds per cent. (66 2⁄3%) of all such Loans;

(b)	if there is no Loan then outstanding and the Available Facility is then greater than zero, a Lender or Lenders whose Available Commitments aggregate more than sixty six and two thirds per cent. (66 2⁄3%) of the Available Facility; or

(c)	if there is no Loan then outstanding and the Available Facility is then zero;

(i)	if the Available Facility became zero after a Loan ceased to be outstanding, a Lender or Lenders whose Available Commitments aggregated more than sixty six and two thirds per cent. (66 2⁄3%) of the Available Facility immediately before the Available Facility became zero, or

(ii)	if a Loan ceased to be outstanding after the Available Facility became zero, a Lender or Lenders whose participations in the Loans outstanding immediately before any Loan ceased to be outstanding aggregated more than sixty six and two thirds per cent. (66 2⁄3%) of all such Loans;

“Margin” means three point six per cent. (3.6%) per annum;

“Material Adverse Effect” means a material adverse effect on:

(a)	the ability of any Obligor to perform or comply with its respective obligations under any Finance Document to which it is a party;

(b)	the business, operations, property, projects, condition (financial or otherwise) or prospects of any Obligor;

(c)	the validity, legality or enforceability of any Finance Document or any rights or remedies of any Finance Party thereunder; or

(d)	the priority or ranking of any Transaction Security granted or purported to be granted;

“Maximum Lending Rate” means the rate which is one per cent. (1%) above the applicable interest rate for the Facility determined in accordance with Clause 8.1 (Calculation of interest);

“Month” means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period;

“Moveable Assets” means all the moveable assets of each Borrower;

“New Borrower” means the company presently named as Sesa Goa Limited (which, it is intended, will be renamed Sesa Sterlite Limited), a company registered under the laws of India with its registered address at PO Box 125, Sesa Ghor, 20 EDC Complex, Patto, Panaji, Goa – 403001, India;

“New Borrower Deed of Hypothecation” means the deed of hypothecation by the New Borrower in favour of the Security Trustee (in trust and for the benefit of the Finance Parties), creating a subservient charge over the moveable assets of aluminium assets of the New Borrower;

“New Lender” has the meaning given to it in Clause 24.1 (Assignments and transfers by the Lenders);

“Novation Effective Date” means the date on which the Agent is satisfied that all obligations of the Original Borrower under the Finance Documents have been effectively transferred to the New Borrower;

“Obligors” means the Borrowers and the Guarantor and “Obligor” means each one of them;

“Offer Letter” means the letter exchanged/agreed/acknowledged between the Borrower and the Security Trustee and/or the Agent pertaining to their commercial terms.

“Original Borrower Deed of Hypothecation” means the deed of hypothecation executed or to be executed by the Original Borrower in favour of the Security Trustee (in trust and for the benefit of the Finance Parties), creating a subservient charge over the Movable Assets of the Original Borrower;

“Original Financial Statements” means, in relation to each Borrower, its most recent audited consolidated financial statement;

“Party” means a party to this Agreement;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the London interbank market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days);

“RBI” means the Reserve Bank of India established under the Reserve Bank of India Act, 1934 of India;

“Reconstruction Event” has the meaning given to it in Clause 21.4(a) (Merger).

“Reference Banks” means, in relation to LIBOR, the principal London offices of Barclays Bank plc, Deutsche Bank AG, Standard Chartered Bank and State Bank of India or such other banks as may be appointed by the Agent, in consultation with the Borrower;

“Repeating Representations” means each of the representations set out in Clause 17 (Representations) (except for the representations set out in Clause 18.6 (No filing or stamp taxes), Clause 18.8(a) (No misleading information), Clause 18.18 (RBI and other approvals) and Clause 18.19 (Foreign exchange control));

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Rupees” means the lawful currency for the time being of India;

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for US Dollars for the relevant period and amount displayed on page 3750 of the Dow Jones Telerate screen or alternatively the appropriate page on the Reuters screen. If this service ceases to be available, the Agent may, without reference to any other Finance Party, specify another service displaying the appropriate rate after consultation with the Borrower and the Lenders;

“Security” means a mortgage, charge, pledge, hypothecation, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect;

“Security Documents” means:

(a)	the Deed of Hypothecation;

(b)	any other document created from time to time which may create or evidence any Security to be provided by any person as security for any Borrower’s obligations under any Finance Document; and

(c)	any document designated as such from time to time by the Agent and the Borrower;

“Selection Notice” means a notice, substantially in the form set out in Part 2 of Schedule 3 (Form of Selection Notice) given in accordance with Clause 9 (Interest Periods);

“Sesa Sterlite Merger” means the proposed merger of the Original Borrower’s aluminium business into the New Borrower, as described in the circular dated 30 May 2012 from Vedanta Resources Plc to its shareholders and disclosed to the Agent prior to the date of this Agreement.

“Sponsor Debt” means any present or future loan extended to the Borrower by any member of the Guarantor Group;

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than fifty per cent. (50%) of the issued equity share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999;

“Total Commitments” means the aggregate of the Commitments being fifty million US Dollars (US$50,000,000) as at the date of this Agreement;

“Transaction Security” means any Security for all or any part of the obligations of the Borrower under any Finance Documents expressed to be created by or pursuant to, or evidenced in, any Security Documents;

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificates) or any other form as determined by the Agent without reference to any other Finance Party;

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate;

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents;

“US Dollars” or “US$” means the lawful currency for the time being of the United States of America;

“Utilisation” means a utilisation of the Facility;

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is made or is to be made;

“Utilisation Request” means a notice substantially in the form set out in Part 1 of Schedule 3 (Requests); and

“VRPLC” means Vedanta Resources PLC, a company incorporated and registered in England and Wales with company registration number 04740415 and registered office at 2nd Floor, Vintners Place, 68 Upper Thames Street, London EC4V 3BJ.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, the “Security Trustee”, any “Lender”, any “Finance Party”, any “Borrower”, the “Guarantor”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees including persons taking by novation;

(ii)	an “agency” includes any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	an “authorised signatory” means a person that has been duly authorised by another person (the “other person”) to execute or sign any Finance Document (or other document or notice to be executed or signed by the other person under or in connection with any Finance Document) on behalf of that other person;

(v)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated or supplemented including any waiver or consent granted in respect of any term of any Finance Document;

(vi)	a “guarantee” also includes an indemnity and any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person (and “guaranteed” and “guarantor” shall be construed accordingly);

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, which is generally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	a law or a provision of law is a reference to that law or, as applicable, that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Hong Kong time unless otherwise stated.

(b)	Clause and Schedule headings are for ease of reference only and shall not affect the interpretation of any term of this Agreement.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

(e)	Reference to the words “include” or “including” shall be construed without limitation.

(f)	Words importing the singular number shall include the plural and vice-versa.

1.3	Third Party Rights

(a)	Except as provided in a Finance Document, the terms of a Finance Document may be enforced and enjoyed only by a party to it and the operation of the Third Parties Act is excluded.

(b)	Notwithstanding any provision of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to vary, rescind or terminate that Finance Document.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a US Dollar term loan facility up to an aggregate amount not exceeding the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor, whether such debt was originally contracted as such or was acquired from another Finance Party by a transfer, in whole or in part, from such other Finance Party of the debt due to it by the Obligor, shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards refinancing the Existing Borrowing.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will be obliged to comply with Clause 5.4 (Lenders’ participations) only if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by the Borrower are true in all material respects; and

(c)	there has been no material adverse change (or any event which is likely to result in a material adverse change) in the financial condition of the Borrower, or the Republic of India, whether as a result of domestic or international changes.

4.3	Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than one Loan would be outstanding.

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. (Hong Kong time) on the third (3rd) Business Day prior to the proposed Utilisation Date (or at such later time as the Agent may approve).

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed first Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of the proposed Loan must be an amount equal to or less than the Available Facility.

5.4	Lenders’ participations

(a)	If the conditions set out in Clause 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) above have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall promptly notify each Lender of the amount of each Loan and the amount of its participation in that Loan.

5.5	Cancellation of Available Facility

The Commitments which, at that time, are unutilised shall be immediately cancelled at 5.00 p.m. on the last day of the Availability Period.

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower must repay the Loan in full on the Final Repayment Date.

6.2	Re-borrowing

The Borrower may not re-borrow any part of the Facility which is repaid or prepaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If after the date of this Agreement, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event, and the Agent shall in turn notify the Borrower;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law or any directive).

7.2	Mandatory prepayment of Loans - Change of Control of the Borrower or Guarantor

If VRPLC does not or ceases to own (directly or indirectly) at least fifty per cent. (50%) of the issued share capital (with voting rights) of the Borrower or the Guarantor or otherwise does not or ceases to control the Borrower or the Guarantor, or the Guarantor or any other person or group of persons acting in concert gains control of the Borrower or the Guarantor, then:

(a)	the Borrower shall promptly notify the Agent upon the occurrence of that event; and

(b)	if the Majority Lenders so require, the Agent shall, by not less than five (5) Business Days’ prior notice to the Borrower, cancel the Facility and declare the outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable on the date specified in the notice, whereupon the Facility and the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

For the purpose of this Clause:

(a)	“control” of a person means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to;

(i)	appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or

(ii)	give directions with respect to the operating and financial policies of that person, which the directors or other equivalent officers of that person are obliged to comply with; and

(b)	“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate through the acquisition by any of them, either directly or indirectly, of shares in the relevant company, to obtain or consolidate control of the relevant company.

7.3	Voluntary prepayment of Loans

(a)	The Borrower may by not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice to the Agent, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces that Loan by a minimum amount of ten million US Dollars (US$10,000,000) or a higher amount, which is in integral multiples of five million US Dollars (US$5,000,000)).

(b)	A Loan may only be prepaid under this Clause 7.3 (Voluntary prepayment of Loans) on the last day of an Interest Period for that Loan.

(c)	Any prepayment under this Clause 7.3 (Voluntary prepayment of Loans) shall satisfy the obligations of the Borrower under Clause 6.1 (Repayment of Loans) pro rata and be applied rateably among the participations of all Lenders.

7.4	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any Lender claims indemnification from the Borrower under Clause 13.1 (Increased costs); or

(ii)	the rate notified by a Lender in relation to a particular Interest Period under sub-clause (a)(ii) of Clause 10.2 (Market disruption) is higher than the lowest rate notified by another Lender under that clause, the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in sub-clause (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of the Interest Period which ends after the Borrower has given notice under sub-clause (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Lender’s participation in that Loan.

7.5	Restrictions

(a)	Any prepayment under this Agreement shall only be made subject to the same being permitted under applicable law and regulation including, specifically, the ECB Guidelines.

(b)	Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(c)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, save for voluntary prepayment under Clause 7.3 (Voluntary Prepayment of Loans) made on the last day of an Interest Period of the Loan, shall be subject to Break Costs as applicable. No premium or penalty is payable in respect of any prepayment made under this Agreement.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 (Prepayment and Cancellation), it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	three (3) or six (6) Months LIBOR as the Borrower may select.

8.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period and calculated on the basis of the actual number of days elapsed in a year of 360 days.

8.3	Default interest

(a)	Subject to the ECB Guidelines, if the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at (subject to sub-clauses (b) and (c) below) the Maximum Lending Rate (on the basis that the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent). Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be the Maximum Lending Rate.

(c)	Without prejudice to the rights of the Finance Parties under Clause 23 (Consequences of Events of Default), if any Security expressed to be created by or pursuant to any Security Document is not fully perfected with the ranking and priority it is expressed to have by the date required pursuant to Clause 21.9(b) (Security), the Borrower shall pay default interest at the Maximum Lending Rate, until the date on which such Security is fully perfected with the ranking and priority it is expressed to have.

(d)	For the avoidance of doubt, the aggregate default interest rate payable by the Borrower under this Agreement shall not exceed the Maximum Lending Rate.

(e)	Subject to the ECB Guidelines, default interest pursuant to sub-clause (a) above (if unpaid) arising on an Unpaid Sum will be compounded with the overdue amount at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest that is required to be notified under this Agreement.

9.	INTEREST PERIODS

9.1	Duration of Interest Periods

(a)

The Borrower may select an Interest Period for a Loan in a Utilisation Request or (if the Loan has already been borrowed) in a Selection Notice. Each Selection Notice for the Loan is irrevocable and must be delivered to the Agent by the Borrower not later than 11:00 a.m. (Hong Kong time) on the third (3rd) Business Day prior to the first day of that Interest Period (or at such later time as the Agent may approve). If the Borrower fails to deliver a Selection

Notice to the Agent in accordance with this paragraph, the relevant Interest Period will, subject to paragraph (c) below be three (3) Months.

(b)	Subject to this Clause 9, the Borrower may select an Interest Period of three (3) or six (6) Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(c)	No Interest Period for a Loan shall extend beyond the Final Repayment Date.

(d)	Each Interest Period for a Loan shall start on its Utilisation Date or (if that Loan has already been made) on the last day of the preceding Interest Period for such Loan.

9.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Loan, the Agent may, after consultation with the Borrower, divide any Loan and/or shorten an Interest Period for any Loan to ensure there are sufficient Loans (with an aggregate amount equal to or greater than the relevant Repayment Instalment) which have an Interest Period ending on a Repayment Date for the Borrower to make the relevant Repayment Instalment due on that date.

(b)	If the Agent makes any change to an Interest Period referred to in this Clause 9.2 (Changes to Interest Periods), it shall promptly notify the Borrower and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. (London time) on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s participation in that Loan for that Interest Period shall subject to any agreement under Clause 10.3 (Alternative basis of interest or funding), be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which is expressed as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In relation to a Market Disruption Event under paragraph (c)(ii) below, if the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above shall be less than LIBOR or if a Lender shall fail to notify the Agent of any such percentage rate per annum, the cost to that Lender of funding its participation in the relevant Loan for the relevant Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(c)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon in London on the first day after the Quotation Day for the relevant Interest Period the Screen Rate is not available or the Screen Rate is zero or negative and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty three and one third per cent. (33 1⁄3%) of that Loan) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR or would not be linked to LIBOR.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than seven (7) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to sub-clause (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the seven (7) day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

10.4	Break Costs

(a)	The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Upfront fee

The Borrower shall pay to the Arranger (for its own account) an upfront fee in the amount and at the times agreed in the relevant Fee Letter.

11.2	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Offer Letter.

11.3	Security Trustee Fee

The Borrower shall pay to the Security Trustee (for its own account) a security trustee fee in the amount and at the times agreed in the Offer Letter.

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the discretion of the person (acting reasonably) making the determination.

12.2	Tax gross-up

(a)	All payments to be made by the Borrower to any Finance Party under or in connection with a Finance Document shall be made free and clear of and without any Tax Deduction, unless a Tax Deduction is required by law in which case the sum payable by the Borrower shall be increased to the extent necessary to ensure that the Finance Party concerned receives a sum, net of any Tax Deduction, equal to the sum which it would have received had no Tax Deduction been required, Provided that, notwithstanding any other provision of this Agreement, where any Loan (or part thereof) is transferred or assigned by a Lender that is incorporated or resident in India to any bank or financial institution incorporated, or resident, outside of India pursuant to Clause 24 (Changes to the Lenders), the Borrower’s obligation to gross up for any payment subject to a Tax Deduction under this Agreement at any time to such bank or financial institution incorporated, or resident, outside of India shall only be limited to the same extent as it would have been if the transfer or assignment had not occurred.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) evidencing to the reasonable satisfaction of that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under or in connection with the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party, whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrower shall (within three (3) Business Days of demand by the Agent) indemnify the Finance Party which determines it has suffered a loss or liability as a result against such payment or liability together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

(b)	Sub-clause (a) above shall not apply:

(i)	with respect to any Tax imposed:

(A)	by the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction or jurisdictions in which that Finance Party is treated as resident for tax purposes; or

(B)	by the jurisdiction in which its Facility Office is located; or

(C)	which is calculated by reference to the net income actually received or receivable (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by that Finance Party but not actually received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(c)	A Finance Party making, or intending to make a claim under sub-clause (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, whereupon the Agent shall notify the Borrower.

(d)	A Finance Party shall, on receiving a payment from the Borrower under this Clause 12.3 (Tax indemnity), notify the Agent.

12.4	Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part of that Tax Payment; and

(b)	that Finance Party has obtained, utilised and fully retained that Tax Credit on an affiliated group basis,

the Finance Party shall, as soon as practicable, pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5	Stamp taxes

Any stamp duty, registration and other similar Taxes applicable in any relevant jurisdiction in connection with any Finance Document shall be for the account of the Borrower. Without prejudice to the aforesaid provision, the Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Indirect Tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made or any services rendered by any Finance Party to any Party in connection with a Finance Document, that Party shall pay (unless that Party is the Agent, in which case the Borrower shall pay) to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by the Finance Party in respect of the costs or expenses.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	The terms “law” and “regulation” in paragraph (a) above shall include the Basel III Framework and any other law or regulation concerning capital adequacy, prudential limits, liquidity reserve assets or Tax.

(c)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by that Finance Party or one of its Affiliates);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(d)	In this Agreement, “Basel III Framework” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee in December 2010 (the “Basel Committee December 2010 Publication”), each as amended, supplemented and restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee relating to “Basel III”.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by Borrower;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because of the application of any of the exclusions in sub-clause (b) of Clause 12.3 (Tax indemnity)); or

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	any information produced or approved by any Obligor being (or being alleged to be) incorrect, misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement

(d)	a failure by the Borrower to pay any amount due under a Finance Document on its due date and in the relevant currency, including any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(e)	funding, or making arrangements to fund, its participation in a Loan but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of wilful default or gross negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3	Indemnity to the Agent and the Security Trustee

The Borrower shall promptly indemnify the Agent and the Security Trustee (acting reasonably) on demand against any actions, proceedings, costs, charges, expenses, claims, demands, liability (including legal fees) and loss which may be brought or made against or may be incurred by the Security Trustee or the Agent in respect of any matter or thing done or omitted to be done by the Security Trustee or the Agent under any of the Finance Documents as a result of:

(a)	investigating any event which it believes is a Default;

(b)	acting or relying on any notice, request or instruction which it believes to be genuine, correct and appropriately authorised; or

(c)	any other action taken by the Agent or the Security Trustee in accordance with this Agreement.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including(but not limited to):

(i)	providing such information as the Borrower may reasonably request in order to permit the Borrower to determine its entitlement to claim any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent the amount of all costs and expenses (including legal and accounting fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other documents (including any Finance Documents) prepared and/or executed after the date of this Agreement.

16.2	Amendment costs

If:

(a)	the Borrower requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 30.9 (Change of currency),

the Borrower shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal and accounting fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal and accounting fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

16.4	Agent’s and/or Security Trustee’s Expenses

(a)	The Borrower shall promptly on demand pay the Security Trustee the amount of all costs and expenses (including legal fees) reasonably incurred by the Security Trustee in connection with the creation, administration, assignment or release of any Transaction Security.

(b)	In the event of:

(i)	a Default; or

(ii)	the Agent and/or the Security Trustee considering it necessary or expedient; or

(iii)	the Agent and/or the Security Trustee being requested by the Borrower or the Majority Lenders to undertake duties which the Agent and/or the Security Trustee and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Agent and/or the Security Trustee under the Finance Documents, the Borrower shall pay to the Agent and/or the Security Trustee (as applicable) any additional remuneration that may be agreed between them.

(c)	If the Agent and/or the Security Trustee and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent or Security Trustee (as applicable) (the costs of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding on the Parties.

16.5	Borrower’s costs

The Borrower shall itself bear any costs and expenses incurred by it which are similar to those costs and expenses contemplated in Clauses 16.1 (Transaction expenses) to 16.3 (Enforcement costs) above

17.	CORPORATE GUARANTEE AND INDEMNITY

17.1	Corporate Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall within five Business Days of demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party within five Business Days of demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding upon any other party.

17.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 17.

17.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of or provider of security for the Borrower’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Corporate Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Finance Parties, and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 27 (Payment Mechanics).

17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.9	Release of Guarantee

The Guarantor shall be released from all its obligations under this Clause 17 with effect from the Novation Effective Date.

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 (Representations) to each Finance Party on the date of this Agreement.

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its country of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

(a)	Subject to the Legal Reservations, each Finance Document to which it is a party will, when executed, constitute its legal, valid and binding obligations enforceable in accordance with its respective terms and would be so treated in the courts and/or tribunals of England.

(b)	The choice of English law as the governing law of the Finance Documents (other than Security Documents) will be recognised and enforced in India.

(c)	Any judgment obtained from a superior court in England in relation to a Finance Document governed by English law (other than a Security Document) will be recognised and enforced in India.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it (including, without limitation, the ECB Guidelines);

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets; or

(d)	any of its borrowing limit or powers or any other powers exercisable by its directors in connection herewith.

18.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit placed on it or the powers of its directors will be exceeded as a result of the borrowing, granting of Security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

18.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create any Transaction Security expressed to be granted or created by it by or pursuant to, or (as the case may be) any Transaction Security expressed to have been granted or created by it and to be evidenced in, any Security Document and to ensure that such Transaction Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect.

18.6	No filing or stamp taxes

Under the law of its jurisdiction of incorporation and/or the laws of any other relevant jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction (other than any registrations which have been effected on or prior to the Utilisation Date or any registrations and filings relating to any Security Document which cannot be effected until and will be effected upon, the execution of those Security Documents), or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents (other than the stamp duties or registration duties paid on or prior to the Utilisation Date or which will be payable in connection with the Security Documents upon their execution), except that in the case of the Borrower:

(a)	stamp duty is payable in India:

(i)	on an executed original or counterpart of a Finance Document, within three (3) Months of the date upon which such original or counterpart is first brought into India (if such original or counterpart was executed outside India); or

(ii)	at or prior to the time of execution of a Finance Document in India; and

(b)	any filing, registration or enrolling to be made, or any Tax or fee payable in relation to any Finance Document which is referred to in any legal opinion delivered under this Agreement and which will be made or paid (as the case may be) within the prescribed timeline.

18.7	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

18.8	No misleading information

(a)	Any factual information provided by the Borrower or any of the other Obligors for the purposes of the Facility was true and accurate and not misleading as at the date it was provided or as at the date (if any) at which it is stated.

(b)	All other information supplied by or on behalf of the Borrower (including its advisers) is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect and the Borrower is not aware of any fact, information or circumstances which have not been disclosed in writing to the Agent which might, if disclosed, have a material effect on any such information (including forecasts or projections) provided to the Agent or which might affect the willingness of the Lender to lend upon the terms of this Agreement.

18.9	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	The Original Financial Statements fairly represent the Borrower’s financial condition and operations during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition since 31 March 2012.

18.10	Ranking of claims

(a)	The Borrower shall ensure that its obligations under each Finance Document do and will rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, present and future.

(b)	Each Security Document creates (or once entered into will create) in favour of the Security Trustee for the benefit of the Finance Parties, the Security which it is expressed to create, fully perfected and with the ranking and priority it is expressed to have.

18.11	No proceedings pending or threatened

(a)	No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

(b)

No corporate action has been taken it, nor have any other steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues.

18.12	Immunity

(a)	The execution or entering into by it of the Finance Documents constitute, and its exercise of its rights and performance of its obligations under the Finance Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

(b)	It is not, will not be entitled to, and will not claim immunity for itself or any of its assets from suit, execution, attachment or other legal process in any proceedings in relation to the Finance Documents.

18.13	Ownership of assets

The Borrower has good, valid and marketable title to the Moveable Assets, free from any restriction or onerous covenants, and free from any Security save for any Security:

(a)	permitted to be created by the Finance Documents; and

(b)	created for the benefit of the Finance Parties on execution of the Security Documents.

18.14	Insurances

No event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer to avoid or otherwise reduce its liability under any policy relating to the insurances.

18.15	Compliance with laws

The Borrower is in compliance in all respects with all laws and Authorisations to which it may be subject and has obtained all necessary Authorisations to undertake its business, where failure to so comply or obtain such Authorisations would impair its ability to perform its obligations under the Finance Documents to which it is a party or would result in a Material Adverse Effect.

18.16	Undisclosed liabilities

As at the date as of which its most recent audited financial statements were prepared (which, at the date of this Agreement, are the Original Financial Statements), the Borrower had no material liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein nor any unrealised or anticipated losses arising from commitments entered into by it which were not so disclosed or reserved against.

18.17	Arm’s length dealings

The Borrower does not have any arrangement, agreement or commitment with any person or has paid or is obliged to pay any fees, commissions or other sums on any account whatsoever to any persons other than on an arm’s length basis and on normal commercial terms.

18.18	RBI and other approvals

(a)	Each Loan is being or will be borrowed in accordance with the Authorisations, guidelines (including the ECB Guidelines), regulations and circulars (which are in effect from time to time) of the RBI.

(b)	No person who has been identified as a wilful defaulter by the RBI, any credit rating agency, or any other authority, or by any Lender, has been appointed as, or is, a director of the Borrower. If any such person is a director, such person shall be removed from the board of the Borrower.

18.19	Foreign exchange control

It has obtained all necessary governmental and other consents required (if applicable) under all applicable laws for the execution of each Finance Document and for the payment in US Dollars of all sums due thereunder.

18.20	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of the Utilisation Request and the first day of each Interest Period; and

(b)	in the case of the New Borrower, on the Novation Effective Date and the first date of each Interest Period thereafter.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years its audited consolidated and unconsolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within ninety (90) days after the end of each half of each of its financial years its consolidated and unconsolidated financial statements for that financial half year.

19.2	Compliance Certificates

(a)	The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to sub-clause (a) or (b) of Clause 19.1 (Financial statements), a Compliance Certificate which shall:

(i)	confirm that no Default is continuing (or, if a Default is continuing, specify the Default and the steps being taken to remedy the same);

(ii)	set out (in reasonable detail) calculations to demonstrate compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up; and

(iii)	confirm (with calculations in reasonable detail) that the Asset Cover Ratio is not less than 1.25: 1 as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by any two directors of the Borrower.

(c)	In this Agreement:

(i)	“Asset Cover Ratio” means at any time the ratio of Relevant Assets to Relevant Secured Liabilities.

(ii)	“Relevant Assets” means at any time:

(A)	prior to the completion of the Sesa Sterlite Merger, all the assets including capital works in process but excluding land & buildings, of the Original Borrower at such time; and

(B)	following the completion of the Sesa Sterlite Merger, all the assets including capital works in process but excluding land & buildings, of the aluminium business of the New Borrower at such time.

(iii)	“Relevant Secured Liabilities” means at any time:

(A)	prior to the completion of the Sesa Sterlite Merger, all outstanding secured liabilities of the Original Borrower at such time;

(B)	following the completion of the Sesa Sterlite Merger, all outstanding secured liabilities of the aluminium business of the New Borrower which are secured by its aluminium assets at such time.

For the sake of clarification, “Relevant Secured Liabilities” includes liabilities with subservient charge.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 19.1 (Financial statements) shall be certified by a authorised signatory of the Borrower as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine any other relevant matter and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(c)	Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all material documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings or disputes (including any winding up proceedings or notices under any enactment or regulation) which are current or pending against the Borrower which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Agent) may reasonably request; and

(d)	all information that has been requested by the Agent for the syndication of the Facility.

19.5	Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of sub-clause (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall (and shall ensure that each Obligor will) promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-clause (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in sub-clause (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.7	Additional Information Undertakings

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	the position regarding the outstanding statutory obligations such as income tax, payment of provident fund, additional emoluments (compulsory deposit), gratuity, electricity dues etc. as and when demanded by the Agent with reasons, if any, for increase from the earlier month and the proposed plan of payments thereof;

(b)	such information relating to the Sesa Sterlite Merger as any Finance Party may require.

20.	FINANCIAL COVENANTS

20.1	Financial Covenants

(a)	The Borrower shall, for so long as any amount is outstanding under the Finance Documents or any Commitment is in force, ensure that the ratio of Net Borrowings at the end of each Relevant Period to EBIDTA for such Relevant Period shall not exceed 4 to 1.

(b)	The financial covenant set out in paragraph (a) above shall be tested annually on the consolidated accounts of the Borrower Group for each period of 12 months ending on the last day of each of the Borrower’s financial years with the first testing to be done for the period ending 31 March 2014. All covenants are to be calculated using GAAP.

20.2	Financial Covenants Calculations

(a)	The terms EBITDA, Interest Expense and Net Borrowings shall be calculated:

(i)	and interpreted on a consolidated basis in accordance with the GAAP applicable to the Original Financial Statements and shall be expressed in US Dollars; and

(ii)	for each Relevant Date or Relevant Period which falls or ends (as the case may be) on a date which is, or is included in a period which is, less than twelve (12) Months after any acquisition of shares of a company which becomes a member of the Borrower Group by reason of that acquisition, to include the consolidated financial results of that company on that Relevant Date or for that Relevant Period as if that company had been a member of the Borrower Group for the whole of the Relevant Period ending on that Relevant Date.

(b)	Indebtedness (actual or contingent) owed by one member of the Borrower Group to another member of the Borrower Group shall not be taken into account in calculating compliance with the covenants set out in Clause 20.1 (Financial Covenants).

20.3	Financial Definitions

In this Clause:

“Borrower Group” means the New Borrower and each of its Subsidiaries.

“Cash” means any credit balance on any deposit, savings, current or other account held with a bank, and any cash in hand, which is:

(a)	freely withdrawable on demand; and

(b)	not subject to any Security (other than pursuant to any netting or set-off arrangement entered into by any member of the Borrower Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances).

“Cash Equivalent Investments” means:

(a)	marketable securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the Government of the United States or any member state of the European Union which is rated at least (in each case) A-1 by Standard & Poor’s Ratings Group, P-1 by Moody’s Investors Service, Inc., P-1 by Credit Rating Information Services Limited (“CRISIL”) or A-1 by Investment Information and Credit Rating Agency of India Limited (“ICRA”);

(b)	open market commercial paper or other debt securities issued by an issuer rated at least (in each case) A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc., P-1 by CRISIL or A-1 by ICRA and with a maturity of less than 12 months;

(c)	certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) and with a maturity of less than three (3) Months; and

(d)	funds invested in any debt mutual fund which is established as a trust and has obtained a certificate of registration as a mutual fund under the Securities and Exchange Board of India (Mutual Funds) Regulations, 1996,

in each case not subject to any Security (other than pursuant to any Security Document) or customary rights of set-off, netting and liens), denominated and payable in freely transferable and freely convertible currency and the proceeds of which are capable of being remitted to an account of the holder of such investment in its jurisdiction of incorporation.

“EBITDA” means, in relation to any Relevant Period, the total consolidated operating profit of the Borrower Group for that Relevant Period:

(a)	before taking into account:

(i)	Interest Expense;

(ii)	Tax;

(iii)	any share of the profit of any associated company or undertaking, except for dividends received in cash by any member of the Borrower Group;

(iv)	depreciation;

(v)	amortisation expenses;

(vi)	realised and unrealised foreign exchange losses;

(vii)	extraordinary and exceptional items; and

(viii)	any profit or loss arising on the sale of fixed assets; and

(b)	to the extent not already taken into account, excluding the aggregate amount of interest receivable,

as determined (except as needed to reflect the terms of this Clause 20 (Financial Covenants)) from the consolidated financial statements of the Borrower and Compliance Certificates delivered under Clause 19.1 (Financial Statements) and Clause 19.2 (Compliance Certificates).

“Interest Expense” means, in relation to any Relevant Period, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised) accrued by the Borrower Group in that Relevant Period in respect of Borrowings including:

(a)	the interest element of leasing and hire purchase payments;

(b)	commitment fees, commissions, arrangement fees and guarantee fees; and

(c)	amounts in the nature of interest payable in respect of any shares other than equity share capital,

adjusted (but without double counting) by adding back the net amount payable (or deducting the net amount receivable) by members of the Borrower Group in respect of that Relevant Period under any interest or (so far as they relate to interest) currency hedging arrangements; and as determined (except as needed to reflect the terms of this Clause 20 (Financial Covenants)) from the consolidated financial statements of the Borrower and Compliance Certificates delivered under Clause 19.1 (Financial Statements) and Clause 19.2 (Compliance Certificates).

“Net Borrowings” means, with respect to the Borrower Group, as at any particular time, without double counting:

(a)	all obligations for borrowed money, including, without limitation, any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(b)	all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(c)	all obligations as lessee which are capitalised in accordance with GAAP;

(d)	all non contingent obligations to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, except in respect of trade accounts payable arising in the ordinary course of business;

(e)	all obligations in respect of any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(f)	any receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(h)	all obligations of the Borrower in respect of shares which are expressed to be redeemable or any shares or instruments convertible into shares or any shares or other securities which are otherwise the subject of a put option or other form of guarantee;

(i)	any obligation under any put option in respect of any shares or instruments convertible into shares or any form of guarantee or indemnity in respect of any put option where that put option or guarantee is granted or entered into primarily as a method of raising or assuring the payment or repayment of any Financial Indebtedness; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above whether or not the principal debtor or obligor which benefits from such guarantee or indemnity is a member of the Borrower Group,

LESS all Cash and Cash Equivalent Investments of the Borrower Group and excluding all indebtedness described in paragraphs (a) to (i) above where the person to whom such indebtedness is owed by the Borrower is a member of the Borrower Group.

For this purpose, any amount outstanding or repayable in a currency other than US Dollars shall on that day be taken into account in its US Dollars equivalent at the rate of exchange that would have been used had an audited non consolidated balance sheet of the Borrower been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements.

“Relevant Date” means the last day of each Relevant Period.

“Relevant Period” means each financial year end of the Borrower Group.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 (General undertakings) shall remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation and any other relevant jurisdiction of any Finance Document to which it is a party.

21.2	Compliance with laws

Each Obligor shall respectively comply in all respects with all laws to which it may be subject, if failure so to comply would impair its ability to perform its obligations under the Finance Documents to which it is a party or would result in a Material Adverse Effect.

21.3	Environmental Compliance

(a)	Each Borrower shall comply in all material respects with all Environmental Laws, obtain and maintain all Environmental Permits and take all reasonable steps to monitor compliance with its obligations under any Environmental Law or any Environmental Permit.

(b)	Each Borrower shall inform the Agent in writing promptly upon becoming aware of:

(i)	any Environmental Claim against it which is current or (to the best of its knowledge and belief) pending; or

(ii)	any facts or circumstances which will or might reasonably be expected to result in any Environmental Claim being commenced against it,

in each case where such Environmental Claim might reasonably be expected if determined against it, to have a Material Adverse Effect.

21.4	Merger

(a)	No Obligor shall, without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), enter into any arrangement regarding any amalgamation, demerger, merger or corporate reconstruction (each a “Reconstruction Event”).

(b)	Paragraph (a) does not apply to:

(i)	the Sesa Sterlite Merger; and

(ii)	any Reconstruction Event of an Obligor which does not result in the downgrade of the credit rating of this Facility by an RBI approved External Rating Agency by two (2) notches with a minimum floor rating of A, provided that such Obligor shall remain the surviving entity following such Reconstruction Event.

21.5	Change of business

The Borrower shall procure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

21.6	Conduct of affairs

Each Obligor shall at all times carry on and conduct its affairs in a lawful manner.

21.7	Security

(a)	The Borrower shall ensure that any Transaction Security expressed to be created by it by or pursuant to, or (as the case may be) expressed to have been created by it and to be evidenced in, any Security Document remains in full force and effect with the ranking and priority it is expressed to have.

(b)	The Borrower shall not do or omit to do anything or knowingly permit or cause anything to be done or omitted to be done which would or could adversely affect any Transaction Security.

(c)	The Borrower shall:

(i)	take all such action as the Agent or the Security Trustee may reasonably request for the purpose of perfecting any Transaction Security; and

(ii)	if the Security Trustee lawfully exercises any power (whether of sale or other disposal or otherwise) or right with respect to the Charged Assets, do everything within its power to permit the exercise of such power or right.

21.8	Further assurance

The Borrower shall from time to time on request by the Agent (or by any other Finance Party through the Agent) do or procure the doing of all such acts and will execute or procure the execution of all such documents as any Finance Party may reasonably consider necessary for giving full effect to each of the Finance Documents or securing to the Finance Parties the full benefits of all rights, powers and remedies conferred upon the Finance Parties in any of the Finance Documents to which it is a party.

21.9	Share capital

The Borrower shall not reduce its share capital unless:

(a)	such reduction will not, in the reasonable opinion of the Agent, be expected to have a Material Adverse Effect;

(b)	such reduction is due to a share buy-back undertaken by it; or

(c)	it has obtained the prior written consent of the Agent (acting on the instructions of the Majority Lenders).

21.10	Pari passu ranking

Each Obligor shall procure that its obligations and the claims of the Finance Parties against it under each Finance Document do and will rank at least pari passu with all its other present or future, actual or contingent, unsecured and unsubordinated obligations, except for those which are mandatorily preferred by applicable law or in the exercise of powers under any law applicable to it.

21.11	Books, records and accounting matters

Each Obligor shall keep proper books of record and account and maintain proper accounting, management information and control systems in accordance with GAAP for the time being in force in the relevant jurisdiction applicable to it from time to time.

21.12	Use of proceeds

The Borrower shall ensure that all the proceeds of each Loan advanced under this Agreement are used strictly in accordance with the purpose set out in Clause 3.1 (Purpose). The Borrower shall provide a certificate (the “End-use Certificate”) from its chartered accountant within a period of ninety (90) days after the Utilisation Date, which shall certify that the funds provided to the Borrower pursuant to that Utilisation have been used for the purpose set out in Clause 3.1 (Purpose).

21.13	Compliance with regulations

The Borrower shall ensure that each Loan will be borrowed in accordance with any and all applicable approvals, guidelines, regulations and circulars issued by any relevant Governmental Agency, including the RBI.

21.14	Subordination of Sponsor Debt

(a)	This Facility shall rank ahead of all Sponsor Debt of the Borrower and all principal and interest repayments in respect of any Sponsor Debt shall be subordinated, in both priority and right of payment, to amounts owing under this Facility.

(b)	For the avoidance of doubt, paragraph (a) above shall not prevent the Borrower from making any interest repayments, any scheduled payment or any voluntary or mandatory prepayment of principal, or any other payment in respect of any Sponsor Debt, for so long as an Event of Default under Clause 22.1 (Non-payment) has not occurred and is continuing.

21.15	Other undertakings

(a)	The Borrower shall obtain the consent (and deliver evidence of the same to the Agent) of all regulatory Authorisations, including RBI approval, which the Agent considers necessary for creation of any Security provided or to be provided pursuant to the Security Documents.

(b)	Each Finance Party shall have the right from time to time to inspect any premises of the Borrower, either by itself or via an agent. The costs of any such inspection shall be borne by the Borrower.

(c)	In the event of default the Borrower shall ensure that no one on its board of directors is someone who has been identified as a wilful defaulter by RBI.

(d)	The Borrower shall not amend or modify the authorised business activities as set out in its Memorandum and Articles of Association or other constitutional documents where such amendment or modification will, in the reasonable opinion of the Agent, be expected to materially and adversely affect the Borrower’s ability to perform or comply with its respective obligations under any Finance Document to which it is a party, unless the Borrower has obtained the prior written approval of the Agent.

21.16	Arm’s length dealings

The Borrower shall not enter into any arrangement, agreement or commitment with any person or pay any fees, commissions or other sums on any account whatsoever to any persons other than:

(a)	on an arm’s length basis and on normal commercial terms;

(b)	as required by the Finance Documents;

(c)	pursuant to the Sesa Sterlite Merger; or

(d)	those to which the Agent (acting on the instructions of the Majority Lenders) has given its prior written consent.

21.17	Rating of the Facility

The Borrower shall procure that the Facility is rated by an External Rating Agency within ninety (90) days after the Utilisation Date and in any case before 31 March 2013.

21.18	Ownership and control

The Guarantor or (after the Novation Effective Date) the Borrower must own (directly or indirectly) at least fifty per cent. (50%) of the issued share capital (with voting rights) of, or otherwise Control, Hindustan Zinc and Cairn India.

21.19	Security

(a)	Security: The Facility (together with all interest, fees, remuneration payable to the Security Trustee, the Agent and the Arranger, costs, charges, expenses and other monies and all other amounts whatsoever stipulated in as payable by the Borrower under the terms of the Finance Documents) shall be secured by the Deed of Hypothecation and guaranteed by the Corporate Guarantee.

(b)	Creation of Security and Conditions Subsequent: The Borrower shall create the Security stipulated in paragraph (a) above prior to seeking the first Utilization and perfect the same within a period of 30 days as prescribed under the applicable law with the concerned Registrar of Companies. In connection with the foregoing, the Borrower shall deliver to the Agent within 30 days from the date of the Original Borrower Deed of Hypothecation such documents as the Agent considers to be necessary or desirable in connection with the creation, validity, perfection or priority of the Security intended to be created by the Original Borrower Deed of Hypothecation including, without limitation, a certified true copy of the duly completed e-Form 8 along with challans/receipts evidencing the filing with the relevant Registrar of Companies, accurately recording the particulars of the Security created by the Original Borrower under the Original Borrower Deed of Hypothecation.

(c)	Good and Marketable Title: The Borrower shall make out a good and marketable title to the Charged Assets and its other properties, to the satisfaction of the Security Trustee and the Lenders and comply with all such formalities as may be necessary or required for the said purpose.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 22 (Events of Default) is an Event of Default.

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	full payment is made within seven (7) Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial Covanents) is not satisfied.

22.3	Other obligations

(a)	An Obligor does not comply with any provision or covenant of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment)).

(b)	No Event of Default under sub-clause (a) above will occur if the failure to comply is capable of remedy and is remedied within thirty (30) Business Days of the Agent giving notice to the Borrower, or the relevant Obligor becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by any of the Obligors in the Finance Documents or any other document delivered by or on behalf of any of the Obligors under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made or repeated, unless the circumstances giving rise to the misrepresentation or breach of warranty are:

(a)	in the opinion of the Agent, capable of remedy; and

(b)	remedied within thirty (30) Business Days of the Agent giving notice to the Borrower, or the relevant Obligor becoming aware of the misrepresentation or breach of warranty.

22.5	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

(d)	No Event of Default will occur under this Clause 22.5 (Cross Default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within Clauses 22.5(a) to (c) above is less than twenty-five million US Dollars (US$25,000,000) (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)	Any of the Obligors is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of any of the Obligors.

22.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any of the Obligors;

(b)	a composition, assignment or arrangement with any creditor of any of the Obligors;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any of the Obligors or any of their assets; or

(d)	enforcement of any Security over any assets of any of the Obligors,

or any analogous procedure or step is taken in any jurisdiction with respect to any of the Obligors.

22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower having an aggregate value of fifty million US Dollars (US$50,000,000) and is not discharged within sixty (60) days.

22.9	Litigation and final judgments or court orders

(a)	Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated therein or against the Borrower or its assets which has or might, in the reasonable opinion of the Agent, be expected to have a Material Adverse Effect.

(b)	The Borrower fails to comply with or pay any sum in an amount equal to or greater than twenty-five million US Dollars (US$25,000,000) (or its equivalent in any other currency or currencies) due from it under any final judgment or any final order made or given by a court of competent jurisdiction. For the purpose of this sub-clause (b), a judgment subject to appeal and which on appeal, to be made within ninety (90) days or statutorily prescribed time period, whichever is shorter, has been stayed, shall not be considered a final judgment.

22.10	Moratorium

The Government of India or any relevant Governmental Authority declares a general moratorium or “standstill” (or makes or passes any order or regulation having a similar effect) in respect of the payment or repayment of any Financial Indebtedness (whether in the nature of principal, interest or otherwise) (or any indebtedness which includes Financial Indebtedness) of the Borrower.

22.11	Unlawfulness

It is or becomes unlawful for any of the Obligors to perform any of its obligations under the Finance Documents.

22.12	Repudiation

Any of the Obligors repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.13	Cessation of business

The Borrower suspends, ceases or threatens to cease to carry on any of its current businesses (other than pursuant to the Sesa Sterlite Merger) or give notice of its intention to do so which, in the opinion of any Finance Party, could have a Material Adverse Effect.

22.14	Material adverse change

One or more events, conditions or circumstances (including any change in law) shall occur or exist which in the opinion of any Finance Party, could have a Material Adverse Effect.

22.15	Security

Any Security expressed to be created by or pursuant to, or to be evidenced in, any Security Document is not in full force and effect with the ranking and priority it is expressed to have or any event of default or termination event (howsoever described) (if any) specified in any Security Document occurs.

22.16	Compulsory Acquisition

Any step is taken by any person towards seizing, compulsorily acquiring, expropriating or nationalising all or any substantial part of the assets of the Borrower.

22.17	Expropriation events

Any Government Agency takes or threatens any action:

(a)	for the dissolution of the Borrower, or any action which deprives or threatens to deprive the Borrower:

(i)	from conducting any of its businesses or carrying out its operations in the manner it is being conducted or carried out; or

(ii)	of the use of any of its assets;

(b)	to revoke or terminate or to refuse to provide or renew any Authorisation or to impose onerous conditions on the grant or renewal of any Authorisation; or

(c)	with a view to regulate, administer, or limit, or assert any form of administrative control over the rates applied, prices charged or rates of return achievable, by the Borrower in connection with its business, which, in each case, in the opinion of any Finance Party, could have a Material Adverse Effect.

23.	CONSEQUENCES OF EVENTS OF DEFAULT

(a)	On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(i)	cancellation: cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)	acceleration: declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	on-demand: declare that all or part of the Loans be payable on demand, whereupon they shall become payable within ten (10) days of demand by the Agent (acting on the instruction of the Majority Lenders);

(iv)	enforcement: exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretion under the Finance Documents; and

(v)	stipulation of additional conditions: stipulate any additional condition as it deems fit.

(b)	If the Security Trustee becomes entitled to exercise any of its rights under the Finance Documents pursuant to paragraph (a)(iv) above, the Parties agree that the Security Trustee shall do so in the following order:

(i)	firstly, by making a demand under the Corporate Guarantee; and

(ii)	secondly, if the full amount claimed under the Corporate Guarantee is not received within sixty (60) days from the date the Security Trustee makes such demand, the Security Trustee shall be entitled to enforce its rights under the Security created by the Deed of Hypothecation and in accordance with applicable laws.

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24 (Changes to the Lenders), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or any other entity as permitted under the ECB Guidelines (the “New Lender”), without notice to, or consent of, the Borrower or any other Obligor. Without prejudice to the aforesaid provision, each Lender may (at its sole discretion), without notice to the Borrower or any other Obligor, share the credit risk of the whole or a part of the Facility with any other bank by way of participation. Notwithstanding such participation, all rights, title, interests, special status and other benefits and privileges enjoyed or conferred upon or held by such Lender under this Agreement and all other Finance Documents shall remain valid, effective and enforceable by such Lender on the same terms and conditions and each Obligor shall continue to discharge in full all its obligations under this Agreement and all other Finance Documents to such Lender. The Borrower and each other Obligor shall not have and shall not claim any privity of contract with such participating bank on account of any reason whatsoever.

24.2	Conditions of assignment or transfer

(a)	The consent of the Borrower or any other Obligor is not required for any assignment or transfer by a Lender.

(b)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(d)	Subject always to Clause 12.2 (Tax gross-up)(a), if:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of one thousand US Dollars (US$1,000) or such other lesser amount as agreed by the Agent.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with sub-clause (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

(d)	The Agent shall notify the Borrower of any transfer under this Clause within three (3) Business Days after the Transfer Date.

24.6	Disclosure of information

(a)	Any Finance Party and any of its officers may disclose to:

(i)	any of its Affiliates;

(ii)	its head office or any of its branches;

(iii)	any other Finance Party;

(iv)	the RBI or any other banking regulator elsewhere in the world or any agency or credit bureau, whether authorised by such banking regulator or otherwise, to receive such information on its behalf; and/or

(v)	any other person:

(A)	(where that Finance Party is a Lender) to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(B)	(where that Finance Party is a Lender) with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor;

(C)	(where that Finance Party is the Agent) who is succeeding (or may potentially succeed) that Finance Party in such capacity;

(D)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(E)	to whom that Finance Party is under a duty to disclose,

any customer information or any other information about the Borrower, any other Obligor, the Facility or the Finance Documents as that Finance Party shall consider appropriate.

(b)	Sub-clause (a) above is not, and shall not be deemed to constitute, an express or implied agreement by any Finance Party with any Obligor for a higher degree of confidentiality than that prescribed by applicable law.

(c)	Upon the occurrence of an Event of Default under Clause 22.1 (Non-payment), any Finance Party may disclose or publish the details of the Event of Default and the name of the Borrower as defaulter, in such manner and through such media as such Finance Party in its absolute discretion may think fit, including to RBI.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents, except with the prior written consent of all the Lenders.

25.2	Additional Borrowers

(a)	Subject to compliance with the provisions of Clause 19.6 (Know your customer checks), the Original Borrower must ensure that, immediately upon the completion of the Sesa Sterlite Merger, the New Borrower becomes an Additional Borrower. The New Borrower shall become an Additional Borrower if:

(i)	the New Borrower delivers to the Agent a duly completed and executed Accession Letter;

(ii)	the Original Borrower confirms that no Default is continuing or would occur as a result of the New Borrower becoming an Additional Borrower; and

(iii)	the Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent, in relation to that Additional Borrower.

(b)	The Agent shall notify the Original Borrower and the Lenders promptly upon being so satisfied under paragraph (a)(iii) above.

25.3	Resignation of the Original Borrower

(a)	The Original Borrower may by delivering to the Agent a Resignation Letter notify the Agent that it wishes to cease to be a Borrower.

(b)	The Agent shall accept a Resignation Letter and notify the Original Borrower and the Lenders of its acceptance if:

(i)	it is satisfied that all the obligations of the Original Borrower under the Finance Documents have been effectively transferred to the New Borrower;

(ii)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Original Borrower has confirmed this is the case); and

(iii)	the Original Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon the Original Borrower shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

26.	ROLE OF THE ARRANGER, THE AGENT AND THE SECURITY TRUSTEE

26.1	Appointment of the Agent and the Security Trustee

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Trustee to act as security trustee under and in connection with the Finance Documents.

(c)	Each other Finance Party authorises the Agent and each other Finance Party authorises the Security Trustee to perform the duties and exercise the rights, powers, authorities and discretions specifically given to the Agent or (as the case may be) the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent and the Security Trustee

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Security Trustee shall promptly notify the Agent of the contents of any communication sent or received by it, in its capacity as security trustee under the Finance Documents, to or from the Obligors under any of the Finance Documents.

(f)	Subject to paragraph (e) above, the Security Trustee shall have no duty or responsibility, either initially or on a continuing basis, to provide any of the Parties with any information with respect to the Obligors whenever coming into its possession or to provide any of the Parties with any communication received by it under or in connection with any of the Finance Documents.

(g)	The duties of the Agent and the Security Trustee under the Finance Documents are solely mechanical and administrative in nature. Neither the Agent nor the Security Trustee shall have any duties other than those expressly provided for in the Finance Documents.

26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Arranger or the Security Trustee as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Arranger or the Security Trustee shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Borrower

The Agent, the Arranger and the Security Trustee may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower.

26.6	Rights and discretions of the Agent

(a)	The Agent and the Security Trustee may each rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify the signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent and the Security Trustee may each assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent and the Security Trustee may each engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent and the Security Trustee may each act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent and the Security Trustee may each disclose to any other Party any information it reasonably believes it has received as agent or (as the case may be) security trustee under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent or the Security Trustee is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ and Agent’s instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, the Security Trustee shall (i) exercise any right, power, authority or discretion vested in it as security trustee under the Finance Documents in accordance with any instructions given to it by the Agent (or, if so instructed by the Agent, refrain from exercising any right, power, authority or discretion vested in it as security trustee under the Finance Documents) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Agent.

(c)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders to the Agent or (as the case may be) by the Agent to the Security Trustee will be binding on all the Finance Parties.

(d)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) and the Security Trustee may refrain from acting in accordance with the instructions of the Agent or under paragraph (e) below until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(e)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent and, in the absence of instructions from the Agent, the Security Trustee may each act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

(f)	Nether the Agent nor the Security Trustee is authorised to act on behalf of a Finance Party (without first obtaining in the case of the Agent, that Finance Party’s or, in the case of the Security Trustee, the Agent’s consent) in any legal or arbitration proceedings relating to any Finance Document unless the legal or arbitration proceedings relate to:

(i)	the perfection, preservation or protection of rights under the Security Documents; or

(ii)	the enforcement of any Security Document.

The Agent may not give such consent to the Security Trustee without first obtaining that Finance Party’s consent.

26.8	Responsibility for documentation

None of the Agent or the Security Trustee is responsible for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Trustee, an Obligor or any other person given in or in connection with any Finance Document;

(b)	the accuracy of any representation, warranty or statement (whether written or oral) made in or at any time in connection with any Finance Document or the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9	Exclusion of liability

(a)	Without limiting sub-clause (b) below (and without prejudice to the provisions of paragraph (e) of Clause 30.10 (Disruption to Payment Systems etc.) in the case of the Agent), neither the Agent nor the Security Trustee will be liable for any action taken by it or omitted to be taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may commence any proceedings against any officer, employee or agent of the Agent and no Party (other than the Security Trustee) may take any proceedings against any officer, employee or agent of the Security Trustee in respect of any claim such Party might have against the Agent or the Security Trustee or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent referred to in this sub-clause (b) may enjoy the benefit of or enforce the terms of this Clause 26 (Role of the Agent) in accordance with the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Security Trustee to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent.

26.10	Lenders’ indemnity to the Agent and the Security Trustee

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Trustee, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent and the Security Trustee in acting as Agent or (as the case may be) Security Trustee under the Finance Documents (unless the Agent or the Security Trustee (as applicable) has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agent or the Security Trustee

(a)	The Agent or the Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent or the Security Trustee may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent or (as the case may be) a successor Security Trustee.

(c)	If the Majority Lenders have not appointed a successor Agent or (as the case may be) a successor Security Trustee in accordance with sub-clause (b) above within thirty (30) days after notice of resignation was given, the Agent or the Security Trustee may appoint a successor Agent or (as the case may be) a successor Security Trustee.

(d)	The retiring Agent or Security Trustee shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or Security Trustee under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the receipt by the Agent of written confirmation from the successor (in form and substance satisfactory to the Agent) that the successor agrees to be bound by the provisions of the Finance Documents and all other related agreements to which the Agent is a party in its capacity as agent under the Finance Documents.

(f)	The Security Trustee’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	the receipt by the Agent of written confirmation from the successor (in form and substance satisfactory to the Agent), together with such other evidence as the Agent may require, that the successor agrees to be bound by the provisions of the Finance Documents and all other related agreements to which the Security Trustee is a party in its capacity as security trustee under the Finance Documents; and

(iii)	the receipt by the Agent of written confirmation from the Security Trustee and the successor (in form and substance satisfactory to the Agent) that all the Security expressed to be created by or pursuant to, or to be evidenced in, the Security Documents in favour of the Security Trustee and all the Security Trustee’s rights, benefits and obligations as security trustee under the Finance Documents have been transferred to the successor.

(g)	Upon the relevant resignation notice taking effect, the retiring Agent or (as the case may be) Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 (Role of the Agent, the Security Trustee) and Clause 27 (Security Trust Provisions). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Majority Lenders may, by notice to the Agent or (as the case may be) through the Agent to the Security Trustee, require it to resign in accordance with sub-clause (b) above. In this event, the Agent or (as the case may be) Security Trustee shall resign in accordance with sub-clause (b) above.

(i)	The Parties agree, if requested to do so, to execute whatever documents may be reasonably required to effect such a change of Agent or Security Trustee. Such a request may be made, in the case of an appointment under paragraph (a), paragraph (c) or paragraph (d) above, by the retiring Agent or Security Trustee or, in the case of an appointment under paragraph (b) above, by the Majority Lenders.

26.12	Confidentiality

(a)	In acting as agent under the Finance Documents, the Agent and, in acting as security trustee under the Finance Documents, the Security Trustee shall be regarded as acting through its agency or other appropriate division which shall in each case be treated as a separate legal person from any other of its branches, divisions or departments.

(b)	If information is received by another division or department of the Agent or (as the case may be) Security Trustee, it may be treated as confidential to that division or department and the Agent or (as the case may be) Security Trustee shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Security Trustee shall be obliged to disclose to any other person (i) any confidential information or (ii) any other information if such disclosure would or might, in its reasonable opinion, constitute a breach of any law or a breach of a fiduciary duty.

(d)	Without limiting the generality of the foregoing, neither the Agent nor the Security Trustee shall be obliged to disclose to any Finance Party any information provided to it by the Borrower or any Affiliate of the Borrower on a confidential basis and for the purpose of evaluating whether any waiver or amendment is or may be required or desirable in relation to any Finance Document.

26.13	Relationship with the Lenders

(a)

Subject to Clause 30.2 (Distributions by the Agent), the Agent and the Security Trustee may each treat each Lender as (i) a Lender, (ii) entitled to or liable for any payments under this Agreement, (iii) entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document and (iv) acting through its Facility Office, unless it has received not less than five (5) Business

Days prior notice from that Lender (through the Agent, in the case of the Security Trustee) to the contrary in accordance with the terms of this Agreement.

(b)	Neither the Agent nor the Security Trustee shall have any obligation or liability to any Finance Party or any other person as a result of any failure by the Borrower, any Obligor or any other person to perform any of its obligations under the Finance Documents.

(c)	Where any provision of any Finance Document provides that the Agent or (as the case may be) the Security Trustee may certify or determine an amount or rate payable by the other Finance Parties or any of them, a certificate by the Agent or (as the case may be) the Security Trustee as to such amount or rate shall be conclusive and binding on each such other Finance Party in the absence of manifest error.

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Security Trustee that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

(a)	the financial condition, status and nature of the Borrower and each other Obligor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the ownership, value or sufficiency of any of the Charged Assets, the adequacy or priority of any Security expressed to be created by or pursuant to, or to be evidenced in, any Security Document, the right or title of any person in or to any of the Charged Assets or the existence of any Security affecting the same;

(e)	the adequacy, accuracy and/or completeness of any information provided by the Agent, the Security Trustee, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, and that it has not relied upon any representation or statement made by the Agent or the Security Trustee as being an inducement to enter into any Finance Document.

26.15	Reference Banks

If a Reference Bank which is a Lender ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.16	Deduction from amounts payable by the Agent or Security Trustee

If any Party owes an amount to the Agent or the Security Trustee under the Finance Documents, the Agent or (as the case may be) the Security Trustee may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or (as the case may be) the Security Trustee would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.17	Change of Office

Either the Agent or the Security Trustee may at any time in its sole discretion by notice to each Finance Party, the Borrower and each other Obligor designate a different office from which its duties as agent or (as the case may be) security trustee under the Finance Documents will be performed from the date of notification.

26.18	Notice Periods

To the extent this Agreement specifies a minimum period of notice to be given to the Agent or the Security Trustee, the Agent or the Security Trustee (as the case may be) may, in its discretion, accept a shorter period.

26.19	Transfer Certificate

Each Party (except for the relevant Existing Lender and the relevant New Lender which is seeking the relevant transfer in accordance with Clause 24 (Changes to the Lenders)) irrevocably authorises the Agent to sign each Transfer Certificate on its behalf.

27.	SECURITY TRUST PROVISIONS

27.1	Definitions

In this Clause 27:

“Deductions” means:

(a)	all sums payable to any Receiver and Delegate;

(b)	all sums which the Security Trustee is required to pay to any person in priority to, or before making any distribution to, the Finance Parties; and

(c)	insurance proceeds required to be applied in repairing, replacing, restoring or rebuilding any Charged Assets which have been damaged or destroyed.

“Proceeds” means all receipts or recoveries by the Security Trustee in relation to the Rights and all other moneys which are by the terms of any of the Finance Documents to be applied by the Security Trustee in accordance with Clause 27.5 (Application of Proceeds), after deducting (without double counting) the Deductions and including the proceeds (after deducting commissions and expenses) of any permitted currency conversion, but not including in any such case any amounts paid to the Security Trustee in accordance with Clause 29.4 (Reversal of redistribution).

“Rights” means:

(a)	the Transaction Security;

(b)	all contractual rights in favour of the Security Trustee (other than for its sole benefit) under or pursuant to any Finance Document; and

(c)	all rights vested by law in the Security Trustee by virtue of its holding the Transaction Security.

“Trust Property” means the Rights and the Proceeds.

27.2	Trust for Finance Parties

(a)	The Security Trustee and each other Finance Party agree that the Security Trustee shall hold the Trust Property on trust for the Finance Parties on the terms and conditions contained in the Finance Documents. Each Finance Party irrevocably authorises the Security Trustee to enter into each and any Security Document as trustee on behalf of such Finance Party and settle the Trust Property as described in such Security Document on trust on its behalf. The Borrower hereby declares and confirms, that it has, simultaneously with the execution of this Agreement, settled and kept apart a sum of Rs. 1,000 with the Security Trustee, being the initial corpus of the trust created herein and the Security Trustee hereby confirms receipt of and accepts the sum of Rs. 1,000 in the trust hereby declared together with all additions or accretions thereto including the investments representing the same, subject to the powers, provisions, agreements and declarations herein contained.

(b)	It is agreed that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trust expressed to be created by paragraph (a) above, the relationship of the Finance Parties to the Security Trustee shall be construed as one of principal and agent but, to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the Parties.

27.3	Directions and Default Procedure

(a)	Each of the Agent and the Security Trustee shall as soon as reasonably practicable after becoming aware of the same notify the other of:

(i)	any Default arising under Clause 22.1 (Non-payment) of which it has actual knowledge; and

(ii)	any other Default of which it has received notice (other than from the other) in its capacity as agent or (as the case may be) as security trustee under the Finance Documents.

(b)	None of the Agent or the Lenders shall have any independent power to enforce the Security Documents or the Transaction Security or to exercise any rights, powers, authorities or discretions or to grant any consents or releases under or pursuant to the Security Documents or otherwise have direct recourse to the Transaction Security except through the Security Trustee.

(c)	Subject to:

(i)	paragraph (d) of Clause 26.7 (Majority Lenders’ and Agent’s Instructions); and

(ii)	compliance by the other Parties with paragraphs (f) and (g) of Clause 27.9 (Relationship with the Finance Parties),

the Security Trustee shall take such action (including the exercise of all rights, powers, authorities and discretions and the granting of consents or releases) or, as the case may be, refrain from taking such action under or pursuant to the Finance Documents as the Agent shall specifically direct the Security Trustee in writing (and so that only the Agent shall be entitled to give any such directions to the Security Trustee). The provisions of the preceding sentence of this paragraph (c) shall not apply where the terms of the Finance Documents entitle the Security Trustee to take, or refrain from taking, any action and in any such case the Security Trustee shall be entitled to take or, as the case may be, refrain from taking such action without reference to (and notwithstanding any contrary direction from) the Agent.

(d)	Subject to paragraph (c) above and Clause 23 (Consequences of Events of Default), at any time after the Security Documents have become enforceable in accordance with their respective terms, the Security Trustee shall, acting on the written directions of the Agent, exercise all powers of enforcement of the Transaction Security in accordance with such directions but not otherwise.

(e)	The Security Trustee shall not be required to take any action or exercise any of the rights, powers, authorities or discretions under or pursuant to the Finance Documents beyond those which the Agent shall specifically instruct the Security Trustee in writing to take or exercise and then only to the extent stated in the Agent’s specific instructions in writing.

(f)	The Security Trustee shall at any time after the occurrence of a Default be entitled (but not obliged) to request instructions from the Agent as to whether it should endeavour to enforce any of the rights, powers, authorities or discretions under or pursuant to the Finance Documents and/or as to the manner in which it should endeavour to do so, and to request the Agent to convene on reasonable notice a meeting of the Finance Parties to discuss such matters. The Security Trustee shall have no obligation to ensure that the Agent convenes such a meeting or that any Finance Party attends such a meeting.

27.4	Payments to the Security Trustee

Notwithstanding any other provision of any Finance Document, at any time after any of the Transaction Security becomes enforceable, the Security Trustee may require the Agent to pay all sums received or recovered by it from any Obligor under any Finance Document to the Security Trustee or as it may direct for application in accordance with the terms of the Finance Documents.

27.5	Application of Proceeds

(a)	All Proceeds attributable to any Obligor shall, to the extent permitted by all applicable laws, be applied by the Security Trustee in the following order of priority:

(i)	first, in or towards payment of any amount then due and payable by that Obligor to the Security Trustee under the Finance Documents;

(ii)	secondly, if that Obligor is the Borrower, in or towards satisfying its obligations (if any) to the Lenders under or in relation to Clause 26.10 (Lenders’ Indemnity to the Agent and the Security Trustee), insofar as such obligations arise as a result of a payment made by the Lenders or any of them to the Security Trustee under Clause 26.10 (Lenders’ Indemnity to the Agent and the Security Trustee), pro rata to the amounts owed to each of them under Clause 26.10 (Lenders’ Indemnity to the Agent and the Security Trustee);

(iii)	thirdly, in payment to the Agent, on behalf of the Finance Parties, for application in discharging all the amounts then due and payable by that Obligor under the Finance

Documents or, if such payment is insufficient to discharge all such amounts, for application towards the obligations of that Obligor under the Finance Documents in the order set out in Clause 30.5 (Partial Payments);

(iv)	fourthly, if such Obligor is under no further actual or contingent liability under the Finance Documents, in payment to any person whom the Security Trustee is obliged to pay in priority to such Obligor, to the extent it is so obliged; and

(v)	fifthly, in payment to such Obligor.

(b)	Before making any application under paragraph (a) above the Security Trustee may:

(i)	convert any Proceeds attributable to any Obligor from their existing currency of denomination into the currency or currencies (if different) of sums then outstanding from that Obligor under the Finance Documents (any such conversion from one currency to another to be made at the spot rate for the purchase of that other currency with the first-mentioned currency reasonably determined by the Security Trustee);

(ii)	place any such Proceeds to the credit of a proceeds or a suspense or any other account or accounts (howsoever named) and hold the same (whether or not set aside by way of reserve in accordance with paragraph (b)(iii) below) in such account or accounts for any period;

(iii)	set aside in any such account, by way of reserve, amounts required to meet:

(A)	any amount which may become due and payable by that Obligor to the Security Trustee under the Finance Documents;

(B)	all such Deductions insofar as they relate to that Obligor, the Rights relating to that Obligor and the obligations of that Obligor under the Finance Documents which will or may become payable and which will or may not be discharged out of future receipts or recoveries pursuant to, or upon enforcement of, any of the Rights relating to that Obligor; and

(C)	any other liability which may arise.

(c)	An application of any Proceeds by the Security Trustee in accordance with paragraph (a) above does not prevent any subsequent exercise of its powers under paragraph (b) above.

(d)	The fact that the Security Trustee may apply any Proceeds in accordance with paragraph (a)(ii) or paragraph (a)(iii) above, or determine that any Obligor is under no further actual or contingent liability under the Finance Documents and apply any Proceeds in accordance with paragraph (a)(iv) or paragraph (a)(v) above, will not prevent the Security Trustee from applying any further Proceeds in the order set out in paragraph (a) above.

(e)

The Security Trustee shall be entitled to make the deductions or withholdings (on account of Tax or otherwise) from payments under this Agreement which it is required by any applicable law or regulations to make, and to pay all Taxes which may be assessed against it and/or all expenses which may be incurred by it in respect of any of the Trust Property, in respect of anything done by it in its capacity as security trustee under the Finance Documents or otherwise by virtue of such capacity. The Borrower agrees that its obligations under the Finance Documents shall only be discharged by virtue of receipt or recovery by the Security Trustee of Proceeds, or of applications made by the Security Trustee under this

Agreement, to the extent that the ultimate recipient actually receives moneys (whether directly or through the Agent or otherwise) from the Security Trustee under this Agreement which are to be applied in or towards the discharge of those obligations.

(f)	If the Borrower receives any sum from any person which, pursuant to the Finance Documents, should have been paid to the Security Trustee, such sum shall be held on trust for the Finance Parties and forthwith be paid over to the Security Trustee for application in accordance with this Clause 27.5.

(g)	The Security Trustee shall be entitled to pay any Deductions to the person or persons entitled to them.

(h)	The Security Trustee shall have no duty or responsibility, either initially or on a continuing basis, to investigate the application by any other person of any sums distributed pursuant to this Clause 27.5.

(i)	Any application or distribution which subsequently proves, or is agreed by the Security Trustee, to have been invalid or which must be repaid or refunded shall be repaid or refunded and will be deemed as never having been made.

27.6	Transaction Security

The Security Trustee:

(a)	may accept, without enquiry, requisition or objection, such right and title as each of the Obligors may have to any of the Charged Assets;

(b)	shall not be bound or concerned to investigate or make any enquiry into the right or title of such Obligor, shall not be liable for any lack of or defect in such right or title (whether or not apparent and/or capable of remedy) and, without prejudice to the foregoing, shall not be obliged to require such Obligor to remedy any defect in its right or title as aforesaid;

(c)	shall not be liable for any failure or omission to:

(i)	give notice to any third party, obtain or effect any Authorisation or other authority for the execution, delivery, validity, legality, adequacy, performance, enforceability or admissibility in evidence of any of the Finance Documents;

(ii)	register, notify or otherwise perfect or protect any Transaction Security (including by registering the same under any applicable laws in any country or territory);

(iii)	to take, or to require any of the Obligors to take, any steps to render the Transaction Security effective or to secure the creation of any ancillary charge under the laws of any jurisdiction; or

(iv)	require any further assurances relating to any Security Document,

or for any delay in doing so;

(d)	shall not be obliged to require the deposit with it, or hold in its own possession, any Finance Documents or any title or other documents relating to any Charged Assets, or to take any steps to protect or preserve such documents, and the Security Trustee;

(e)	may permit (i) any bank (including the Security Trustee) providing safe custody services or any professional adviser to the Security Trustee and/or (ii) the relevant Obligor (or its lawyers, auditors or other representatives) to retain any of those documents in its possession or obtain access thereto when necessary or convenient, in each case without incurring any liability or responsibility for any loss incurred in connection with such placement, access or possession.

27.7	No Duty to Collect Payments

The Security Trustee shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Assets is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Assets.

27.8	Investments and Insurance

(a)	Unless provided otherwise in any Finance Document, all moneys which are received by the Security Trustee and held by it as trustee in relation to any of the Finance Documents may, in the name of or under the control of the Security Trustee (or any nominee of it):

(i)	or under the control of the Security Trustee be invested in any investment for the time being authorised by English law for the investment of trust money by trustees or in any other investments which may be selected by it (with the consent of the Agent); or

(ii)	if not otherwise invested, be placed on deposit at any bank or institution (including the Security Trustee) and upon any terms and in any currency.

The Security Trustee may at any time change or transfer any such investments to or into other such investments or convert any moneys so deposited into any other currency and shall not be responsible for any loss or any depreciation in the value of any such investment or deposit unless directly caused by its gross negligence or wilful misconduct.

(b)	Without prejudice to the provisions of any Finance Document, the Security Trustee shall not be under any obligation to insure any property or to require any other person to maintain any such insurance and shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy or insufficiency of any such insurance. Where the Security Trustee is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless any Finance Party shall have requested it to do so in writing through the Agent and the Security Trustee shall have failed to do so within fourteen (14) days thereafter.

27.9	Relationship with the Finance Parties

(a)	The Security Trustee shall be entitled to, and shall, carry out all dealings with the other Finance Parties through the Agent.

(b)	The Security Trustee shall be entitled to rely on the Agent’s certificate as to all amounts which are owing, actually or contingently, at any time by any Obligor to all or any of the Finance Parties (other than the Security Trustee in its capacity as such) under the Finance Documents, whether or not due.

(c)	The Security Trustee shall be at liberty to accept as sufficient evidence a certificate signed or purported to be signed on behalf of the Agent to the effect that any particular dealing, transaction, step or thing is, in the opinion of the Agent, suitable or expedient or as to any other fact or matter upon which the Security Trustee may require to be satisfied and the Security Trustee shall in no way be bound to call for further evidence or be responsible for any loss that may be occasioned by acting on any such certificate.

(d)	The Security Trustee may assume that any instructions, authorities or certificates received by it from the Agent under or pursuant to the Finance Documents are:

(i)	given in accordance with the provisions of the Finance Documents;

(ii)	given, where appropriate, with any prior approval or consent required under the Finance Documents; and

(iii)	given, where appropriate, in accordance with directions of persons or the provisions of agreements by which the Agent is bound,

and the Security Trustee shall not be liable to any other person for any action taken or omitted under or in connection with the Finance Documents in accordance with any such instructions, authorities or certificates unless directly caused by its gross negligence or wilful misconduct. Without prejudice to the generality of the foregoing, it is expressly agreed that the Security Trustee shall be entitled to assume that, and shall have no duty or responsibility to investigate whether, the Agent has obtained any prior approval or consent (whether from any Lender or the Majority Lenders or any other person or group of persons) which the Agent is required to obtain before giving any such instruction, authority or certificate to the Security Trustee.

(e)	The Security Trustee shall be entitled (and bound) to assume that the identity of the Agent has not changed from the person named as such in this Agreement or, as the case may be, last notified to the Security Trustee under this paragraph (e) unless and until it is notified otherwise by the retiring Agent and its successor in writing together with the date from which the change becomes effective. The Security Trustee shall be entitled to rely upon and assume that any such notification is authentic and shall not be liable for any loss occasioned by so assuming or relying.

(f)	The Agent shall promptly notify the Security Trustee of the contents of any communication on any matter concerning the Transaction Security between it and any Obligor or which it receives pursuant to Clause 32.3 (Delivery).

(g)	Each other Finance Party shall furnish to the Security Trustee such information as the Security Trustee may reasonably require to enable it to perform its functions as security trustee under the Finance Documents.

27.10	Compliance with Law

Notwithstanding anything else contained in the Finance Documents, the Security Trustee may refrain from doing anything which would or might in its opinion be contrary to any relevant law of any jurisdiction or any relevant directive or regulation of any agency of any state or which would or might otherwise render it liable to any person, and may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

27.11	Indemnity

(a)	The Borrower irrevocably and unconditionally agrees to indemnify the Security Trustee and every Receiver and Delegate appointed under any of the Finance Documents immediately on demand against all claims, demands, liabilities, proceedings, costs, fees, charges, losses and expenses incurred by the Security Trustee or any such Receiver or Delegate in relation to or arising out of (i) the taking, holding, protection or enforcement of any of the Transaction Security, (ii) the exercise or purported exercise of any of the rights, powers, authorities, discretions, remedies and trusts vested in the Security Trustee or any such Receiver or Delegate, (iii) any default by the Borrower in the default of any of the obligations expressed to be assumed by it in the Finance Documents or (iv) any other matter or thing done or omitted to be done in connection with any of the Finance Documents or pursuant to any law or regulation (other than any of the same incurred or arising as a result of its or any such appointee’s gross negligence or wilful misconduct).

(b)	The Security Trustee may, whether or not it has made a demand under paragraph (a) above, indemnify itself and every such Receiver and Delegate out of the Trust Property against all claims, demands, liabilities, proceedings, costs, fees, charges, losses and expenses referred to in paragraph (a) above (other than any incurred or arising as a result of its or any such appointee’s gross negligence or wilful misconduct), and may pay and retain all sums necessary to give effect to the indemnity in this Clause 27.11 and shall have a lien on the relevant Trust Property and the proceeds of the enforcement of the relevant Trust Property for all monies payable to it and such Receiver or Delegate.

27.12	Delegation

(a)	The Security Trustee may, with the prior written consent of the Agent at any time delegate by power of attorney or otherwise to any person or persons, or fluctuating body of persons, all or any of the rights, powers, authorities and discretions vested in it by any of the Finance Documents. Any such delegation may be made upon such terms (including the power to sub-delegate) and subject to such conditions and regulations as it may think fit and the Agent may approve.

(b)	The Security Trustee shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of, any such delegate or sub-delegate, unless the Security Trustee has failed to exercise reasonable care in selecting the delegate concerned.

27.13	Appointment of Additional Security Trustees

(a)	The Security Trustee may at any time appoint any person (whether or not a trust corporation) to act either as a separate security trustee or as a co-security trustee jointly with it:

(i)	if it considers such appointment to be in the interests of the Finance Parties;

(ii)	for the purposes of conforming to any legal requirements, restrictions or conditions in any jurisdiction in which any particular act or acts is or are to be performed; or

(iii)	for the purposes of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction of either a judgment already obtained or any of the provisions of the Finance Documents,

and the Security Trustee shall give prior notice to the Borrower and the Agent of any such appointment.

(b)	Any such appointment shall only take effect upon the receipt by the Agent of written confirmation from the appointee (in form and substance satisfactory to the Agent) that the appointee agrees to be bound by the provisions of the Finance Documents and all other related agreements to which the Security Trustee is a party in its capacity as security trustee under the Finance Documents.

(c)	Any person so appointed shall have such rights, powers, authorities and discretions and such duties and obligations as shall be conferred or imposed on such person by the instrument of appointment and shall, subject to any limitation contained in such instrument of appointment, have the same benefits under this Agreement (other than Clause 11.3 (Security Trustee Fee) and this Clause 27.13) as the Security Trustee.

(d)	The Security Trustee shall have power in like manner to remove any person so appointed.

(e)	Such remuneration as the Security Trustee may pay to any person so appointed, and any costs, charges and expenses incurred by such person in performing its functions pursuant to such appointment, shall be treated as costs, charges and expenses incurred by the Security Trustee in performing its functions as security trustee under the Finance Documents.

(f)	The Security Trustee shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of, any such security trustee, unless the Security Trustee has failed to exercise reasonable care in selecting the security trustee concerned.

27.14	Amendments by Security Trustee

(a)	Unless any Finance Document expressly provides otherwise, the Security Trustee may, if authorised by the Agent, amend or vary the terms of, waive breaches of or defaults under or otherwise excuse performance of any provision of, or grant consents under, any of the Security Documents, any such amendment, variation, waiver or consent so authorised to be binding on all Parties and the Security Trustee to be under no liability whatsoever in respect thereof.

(b)	Subject to paragraph (c) below, the Agent may, with the prior approval of the Majority Lenders, authorise the Security Trustee to take any action contemplated by paragraph (a) above.

(c)	The Agent may not authorise the Security Trustee to effect:

(i)	any amendment of any Security Document which would affect the nature or the scope of any of the Charged Assets or any of the Trust Property or the manner in which any Proceeds are to be distributed by the Security Trustee;

(ii)	the release of any of the Transaction Security or of any of the Charged Assets from the Transaction Security; or

(iii)	any change in this Clause 27.14,

without the prior consent of all the Lenders.

(d)	Paragraphs (a) to (c) above do not apply to any release permitted by Clause 27.15 (Releases) or Clause 27.19 (Winding-up of Trust) or any amendment of any Security Document to the extent necessary to effect such release.

27.15	Releases

(a)	The Security Trustee may:

(i)	release Charged Assets from the Transaction Security where such Charged Assets are disposed of in accordance with the terms of the Finance Documents (including where the disposal is being effected by enforcement of a Security Document); and

(ii)	execute any documents (including formal releases and certificates of non-crystallisation of floating charges) and do any things necessary in order to effect any release permitted by this Clause 27.15 or Clause 27.19 (Winding-up of Trust).

(b)	Upon the occurrence of the Sesa Sterlite Merger, and provided that the Security Trustee is satisfied that the New Borrower Deed of Hypothecation has been duly executed and perfected, the Security Trustee shall, at the request and cost of the Original Borrower, take whatever action is necessary to release the Moveable Assets from the Security under the Original Borrower Deed of Hypothecation.

27.16	Waiver

The Borrower hereby waives, to the extent permitted under applicable law, all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or that any sum received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or any other encumbrance of any nature over any assets, which is capable of being applied in or towards discharge of any of the obligations of the Borrower under the Finance Documents, is so applied, whether on receipt or recovery or at any time thereafter.

27.17	Powers Conferred by General Law

The rights, powers, authorities, discretions and trusts conferred upon the Security Trustee by this Agreement and the other Finance Documents shall be in addition to any which may from time to time be vested in the Security Trustee by the general law or otherwise.

27.18	Perpetuity Period

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of one hundred and twenty-five (125) years less one (1) day from the date of this Agreement.

27.19	Winding-up of Trust

If the Agent, with the approval of the Majority Lenders, shall determine that all the obligations of the Obligors under the Finance Documents have been fully and finally discharged and that none of the Finance Parties is under any commitment, obligation or liability (whether actual or contingent) to make Loans or provide other financial accommodation under or pursuant to any Finance Document to the Borrower, the Agent shall notify the Security Trustee of such determination and approval. Upon such notification the trusts set out above shall automatically be wound up and the Security Trustee shall release, without recourse or warranty, all of the Transaction Security then held by it.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower/ other Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial payments).

29.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under sub-clause (a) above, the Borrower/ other Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower/ other Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions

(a)	This Clause 29 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower/ other Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to the Obligors) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

30.3	Distributions to the Obligors

The Agent and the Security Trustee may each (with the consent of the Borrower/other Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for the Borrower/ other Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower/ other Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback

(a)	Where a sum is to be paid to the Agent or the Security Trustee under the Finance Documents for another Party, the Agent or (as the case may be) the Security Trustee is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent or the Security Trustee pays an amount to another Party and it proves to be the case that the Agent or (as the case may be) the Security Trustee had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent or (as the case may be) the Security Trustee shall on demand refund the same to the Agent or (as the case may be) the Security Trustee together with interest on that amount from the date of payment to the date of receipt by the Agent or (as the case may be) the Security Trustee, calculated by the Agent to reflect its cost of funds.

30.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Security Trustee under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-clauses (a)(ii) to (iv) above.

(c)	Sub-clauses (a) and (b) above will override any appropriation made by the Borrower.

30.6	No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8	Currency of account

(a)	Subject to sub-clauses (b) to (e) below, US Dollars is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

(d)	A repayment of an Unpaid Sum or a part of an Unpaid Sum shall be made in the currency in which that Unpaid Sum is denominated on its due date.

(e)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

30.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent; and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank Market and otherwise to reflect the change in currency.

30.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (but excluding any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

31.	SET-OFF

A Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

32.2	Addresses

The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each Obligor, that identified with its respective names below;

(b)	the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and the Security Trustee, that identified with its name below,

or any substitute address, fax number, telex number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

32.4	Notification of address, fax number and telex number

Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to Clause 32.2 (Addresses) or changing its own address, fax number or telex number, the Agent shall notify the other Parties.

32.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 27.14 (Amendments by Security Trustee) and Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders, the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.1 (Required consents).

36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower;

(vi)	the nature or scope of the Charged Assets or the manner in which the proceeds of enforcement of the Security created under, or (as the case may be) evidenced in, any Security Document are distributed;

(vii)	a release of any Security Document other than in accordance with this Agreement or any other Finance Document (or where a sale or disposal of the relevant Charged Asset(s) is expressly permitted under this Agreement or any other Finance Document);

(viii)	a change in the currency of the Facility;

(ix)	any provision which expressly requires the consent of all the Lenders; or

(x)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 29 (Sharing among Finance Parties) or this Clause 36 (Amendments and waivers),

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

37.	COUNTERPARTS

Each Finance Document and any Transfer Certificate may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document or (as the case may be) Transfer Certificate.

38.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction

(a)	The courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including any dispute relating to any non-contractual obligation arising out of or in connection with this Agreement and any dispute regarding the existence, validity or termination of any Finance Document) (a “Dispute”).

(b)	The Parties agree that the courts of England are the appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 39.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any Finance Party may take concurrent proceedings in any number of jurisdictions and the Borrower hereby consents to each such jurisdiction and agrees not to challenge any such proceeding on the ground of forum non conveniens and/or res judicata.

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints VRPLC located at 2nd Floor, Vinters Place, 68 Upper Thames Street, London EC4V 3BJ as at the date of this Agreement as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL LENDERS

Name of Original Lender	Commitment (US$)

Axis Bank Limited, Hong Kong Branch	50,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART 1

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Obligors

1.1	A copy of the constitutional documents of each Obligor.

1.2	A copy of a resolution of the board of directors of each Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.

1.4	A certificate from each Obligor (signed by an authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

1.5	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Security Documents

2.1	The Original Borrower Deed of Hypothecation executed by the Original Borrower in favour of the Security Trustee.

2.2	Certificate from the authorized signatory of the Original Borrower declaring about income tax dues.

2.3	Evidence that all stamp, registration or similar taxes as set out in Clause 18.6 (No filing or stamp taxes) has been paid in respect of all Finance Documents on or prior to the date of their execution.

2.4	A copy of any other Authorisation, filing or other document, opinion or assurance which the Security Trustee considers to be necessary in order to confirm that all other acts (if any) required to be done in order to create and perfect the Security held by the Security Trustee for the benefit of the Finance Parties has been done.

3.	Legal opinions

3.1	A legal opinion in relation to English law from Allen & Overy LLP addressed to the Finance Parties, substantially in the form distributed to the Agent prior to the signing of this Agreement.

3.2	A legal opinion as to Indian law from Desai & Diwanji addressed to the Finance Parties, substantially in the form distributed to the Agent prior to signing this Agreement.

4.	Other documents and evidence

4.1	Evidence that any process agent referred to in Clause 39.2 (Service of Process), has accepted its appointment.

4.2	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

4.3	The Original Financial Statements of each Obligor.

4.4	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the first Utilisation Date.

4.5	Confirmation from the Borrower that none of the directors of any Finance Party, or his/her relatives or senior officers of any Finance Party, are interested in the Borrower.

4.6	Such other documents relating to any of the matters contemplated herein as the Agent may reasonably require.

PART 2

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL

BORROWER

1.	Corporate Documents

1.1	A copy of the constitutional documents of the Additional Borrower.

1.2	A copy of a resolution of the board of directors of the Additional Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

1.4	A certificate of the Additional Borrower (signed by an authorised signatory) confirming that borrowing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

1.5	A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Part 2 of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

2.	Finance Documents

2.1	An Accession Letter, duly executed by the Additional Borrower and the Original Borrower.

2.2	The New Borrower Deed of Hypothecation, duly executed by the Additional Borrower.

2.3	Certificate from the authorized signatory of the Additional Borrower declaring about income tax dues.

2.4	Evidence that all stamp, registration or similar taxes as set out in Clause 18.6 (No filing or stamp taxes) has been paid in respect of all Finance Documents on or prior to the date of their execution.

2.5	A copy of any other Authorisation, filing or other document, opinion or assurance which the Security Trustee considers to be necessary in order to confirm that all other acts (if any) required to be done in order to create and perfect the Security held by the Security Trustee for the benefit of the Finance Parties has been done.

3.	Legal Opinions

3.1	A legal opinion in relation to English law from Allen & Overy LLP addressed to the Agent and the Lenders.

3.2	A legal opinion as to Indian law from Desai & Diwanji addressed to the Agent and the Lenders.

4.	Other documents and evidence

4.1	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the any Finance Document or for the validity and enforceability of any Finance Document.

4.2	If available, the latest audited financial statements of the Additional Borrower.

4.3	If the proposed Additional Borrower is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 39.2 (Service of process) has accepted its appointment in relation to the proposed Additional Borrower.

4.4	Such other documents relating to any of the matters contemplated herein as the Agent may reasonably require.

SCHEDULE 3

REQUESTS

PART 1

UTILISATION REQUEST

From:	[Borrower]

To:	Axis Bank Limited, Hong Kong Branch as Agent

Dated:

Dear Sirs

Vedanta Aluminium Limited – US$50,000,000 Facility Agreement dated [                    ] (the Facility

Agreement)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Facility

First Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

[name of Borrower]

PART 2

FORM OF SELECTION NOTICE

To:	Axis Bank Limited, Hong Kong Branch as Agent

From:	[Borrower]

Date:

Dear Sirs,

Vedanta Aluminium Limited - US$50,000,000 Facility Agreement dated [—] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement shall have the same meaning in this Selection Notice.

2.	We refer to the Loan with an Interest Period ending on [ ]*:

[                    ]*

3.	We request that the next Interest Period for the above Loan is [ ].

This Selection Notice is irrevocable.

Yours faithfully,

authorised signatory for
[name of Borrower]

*	Insert details of all Loans which have an Interest Period ending on the same date.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATES

To:	Axis Bank Limited, Hong Kong Branch as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

Vedanta Aluminium Limited - US$50,000,000 Facility Agreement dated [—] (the “Facility Agreement”)

1.	We refer to Clause 24.5 (Procedure for transfer) of the Facility Agreement. This is a Transfer Certificate. Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 24.5 (Procedure for transfer), all of the Existing Lender’s rights and obligations under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Facility Agreement as specified in the Schedule.

3.	The proposed Transfer Date is [ ].

4.	The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

5.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in Clause 24.4 (Limitation of responsibility of Existing Lenders); and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

6.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 24.1 (Assignments and transfers by the Lenders).

7.	The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.

8.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.	This Transfer Certificate and all non-contractual obligations arising from or in connection with this Transfer Certificate are governed by English law.

10.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred, and other particulars

Commitment/participation(s) transferred

Drawn Loan(s) participation(s) amount(s):	[ ]

Available Commitment amount:	[ ]

Administration particulars:

New Lender’s receiving account:	[ ]

Address:	[ ]

Telephone:	[ ]

Facsimile:	[ ]

Attn/Ref:	[ ]

[the Existing Lender]	[the New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].

[the Agent]

By:

Note: It is the New Lender’s responsibility to ascertain whether any other document is required, or any formality or other condition is required to be satisfied, to effect or perfect the transfer contemplated in this Transfer Certificate or to give the New Lender full enjoyment of all the Finance Documents.

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:	Axis Bank Limited, Hong Kong Branch as Agent

From:	[Borrower]

Dated:	[insert date]

Dear Sirs

Vedanta Aluminium Limited - US$50,000,000 Facility Agreement dated [—] (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified including calculations]

3.	We confirm that no Default has occurred and/ or is continuing.

for and on behalf of

[Borrower]

Director	Director

[insert applicable certification language]

for and on behalf of

[name of auditors of the Borrower]

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	Axis Bank Limited, Hong Kong Branch as Agent

From:	[Additional Borrower] and [Original Borrower]

Dated:

Dear Sirs

Vedanta Aluminium Limited - US$50,000,000 Facility Agreement dated [—] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is an Accession Letter. Terms defined in the Facility Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[ ] agrees to become an Additional Borrower and to be bound by the terms of the Facility Agreement as an Additional Borrower pursuant to Clause [25.2 (Additional Borrowers) of the Facility Agreement. [ ] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[The Original Borrower confirms that no Default is continuing or would occur as a result of [ ] becoming an Additional Borrower.]

4.	The administrative details of [ ] are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter, and all non-contractual obligations arising from or in connection with this Accession Letter, are governed by English law.

[This Accession Letter is entered into by deed.]

[Company]        [Subsidiary]

SCHEDULE 7

FORM OF RESIGNATION LETTER

To:	Axis Bank Limited, Hong Kong Branch as Agent

From:	[Original Borrower]

Dated:

Dear Sirs

Vedanta Aluminium Limited - US$50,000,000 Facility Agreement dated [—] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 25.3 (Resignation of a Borrower) of the Facility Agreement, we request that [Original Borrower] be released from its obligations as a Borrower under the Facility Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	all the obligations of [Original Borrower] under the Finance Documents have been effectively transferred to [New Borrower].

4.	This Resignation Letter, and all non-contractual obligations arising from or in connection with this Resignation Letter, are governed by English law.

[Original Borrower]

By:

SIGNATURES

As Borrower

The Common Seal of VEDANTA ALLUMINIUM LIMITED, as the Original Borrower, has been, pursuant to resolution passed by its board of directors at its meeting held on the 2nd day of JANUARY, 2013 hereunto affixed in the presence of Mr. DEEPAK KUMAR, its AUTHORIZED SIGNATORY and Mr. AJIT KUMAR SAMAL, its AUTHORIZED SIGNATORY, who have signed these presents in token thereof.	)	/s/ Deepak Kumar
)
	)	/s/ Ajit Kumar Samal
)
)
)
)
)
)
)
)
)
)
)
)

Address: JHARSUGUDA PROJECT OFFICE, 242 SOLITAIRE COPORATE PARK, ANDHERI-GHATKOPAR LINK ROAD, CHAKALA ANDHERI-EAST, MUMBAI-400 093

Attention: PRERNA HALWASIA, Company Secretary

Telephone: +91 22 4005 8025

Fax: +91 22 4005 8011

Vedanta – US$50m Facility Agreement	87

As Guarantor

The Common Seal of STERLITE INDUSTRIES INDIA LIMITED, as the Guarantor, has been, pursuant to resolution passed by its board of directors at its meeting held on the 14th day of Dec. 2012, hereunto affixed in the presence of Mr. Sridhar Narasimhan, its Authorised Signatory and Mr. P. Ramnath, its Authorised Signatory, who have signed these presents in token thereof.	) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Sridhar Narasimhan

/s/ P. Ramnath

Address: SIPCOT Industrial Complex, Madurai Bypass Road T.V. Puram P.O., Tuticorin 2013 628 002, Tamil Nadu

Attention: Rajiv Choubey, Company Secretary	For STERLITE INDUSTRIES (I) LTD

Telephone: +91 461 424 2982	/s/ Rajiv Choubey
RAJIV CHOUBEY
Fax: +91 461 234 0203	COMPANY SECRETARY

Vedanta – US$50m Facility Agreement	88

As Arranger

EXECUTED by	) ) ) ) ) ) ) ) ) )
AXIS BANK LIMITED, HONG KONG BRANCH

acting by:		(Sign)	/s/ Akshaya Kumar Panda
Akshaya Kumar Panda
Name:			Chief Executive Axis Bank, Hong Kong Branch.

Title:

Address:	805, Alexandra House
18 Chater Road
Central, Hong Kong

Attention:	Mr. Vaibhav Chadha / Ms. Teena Jaisinghani

Telephone:	+852 36564005 / +852-3656 4010

Fax:	+852-2522 7821

Email: vaibhav.chadha@axisbank.com / teena.jaisinghani@axisbank.com

Vedanta – US$50m Facility Agreement	89

As Agent

EXECUTED by	) ) ) ) ) ) ) ) ) )
AXIS BANK LIMITED, HONG KONG BRANCH

acting by:		(Sign)	/s/ Akshaya Kumar Panda
Akshaya Kumar Panda Chief Executive Axis Bank, Hong Kong Branch.
Name:

Title:

Address:	805, Alexandra House
18 Chater Road
Central, Hong Kong

Attention:	Mr. Vaibhav Chadha / Ms. Teena Jaisinghani

Telephone:	+852 36564005 / +852-3656 4010

Fax:	+852-2522 7821

Email: vaibhav.chadha@axisbank.com / teena.jaisinghani@axisbank.com

Vedanta – US$50m Facility Agreement	90

As Security Trustee

EXECUTED by		) ) ) ) ) ) ) ) ) )		For AXIS BANK LTD.
AXIS BANK LIMITED

acting by:			(Sign)	/s/ Sudhansu Sekhar Das
Authorised Signatory
Name:	Sudhansu Sekhar Das

Title:	DY. VICE PRESIDENT

Address:	2nd Floor, Axis House, Bombay Dyeing Mills Compound
Pandurang Bhudhkar Marg
Worli, Mumbai – 400 025, Maharashtra

Attention:	Mr. Makarand Kulkarni

Telephone:	+91 22 2425 5226

Fax:	+91 22 24254200

Email: kulkarni.makarand@axisbank.com

Vedanta – US$50m Facility Agreement	91

As Original Lender

EXECUTED by	) ) ) ) ) ) ) ) ) )		/s/ Akshaya Kumar Panda
AXIS BANK LIMITED, HONG KONG BRANCH

acting by:		(Sign)
Akshaya Kumar Panda Chief Executive Axis Bank, Hong Kong Branch.
Name:

Title:

Vedanta – US$50m Facility Agreement	92

[Five Hundred Rupee Stamp]

counterpart -1

This stamp paper forms an integral part of the Facility Agreement dated 8th January 2013 between Vedanta Aluminium Limited as the Borrower, Sterlite Industries India Ltd. as the Guarantor, Axis Bank Limited, Hong Kong Branch as the Arranger, Original Lender and Agent, and Axis Bank Limited, Central Office as the Security Trustee.